UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Bankrate, Inc.

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BANKRATE, INC.

477 Madison Avenue, Suite 430

New York, New York 10022

(917) 368-8600

April 28, 2016

Dear Bankrate, Inc. Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders of Bankrate, Inc., to be held on June 20, 2016. The Annual Meeting will begin promptly at 3:00 p.m., local time, at our offices at 3801 PGA Boulevard, Suite 555, Palm Beach Gardens, Florida 33410.

A Notice of Annual Meeting of Stockholders and the Proxy Statement for the meeting are attached. To ensure your representation at the Annual Meeting, you are urged to vote by proxy via the Internet or telephone pursuant to the instructions provided in the Notice of Internet Availability of Proxy Materials; or by completing, dating, signing and returning a proxy card.

The Notice of Annual Meeting and Proxy Statement on the following pages contain information about the official business of the Annual Meeting. Whether or not you expect to attend, please vote your shares now. Of course, if you decide to attend the Annual Meeting, you will have the opportunity to revoke your proxy and vote your shares in person. This Proxy Statement is also available at investor.bankrate.com.

We look forward to your participation and thank you for your support of our business.

Sincerely,

Kenneth S. Esterow

President and Chief Executive Officer

BANKRATE, INC.

477 Madison Avenue, Suite 430

New York, New York 10022

(917) 368-8600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 20, 2016

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bankrate, Inc. will be held at our offices at 3801 PGA Boulevard, Suite 555, Palm Beach Gardens, Florida 33410, at 3:00 p.m., local time, on June 20, 2016, for the following purposes:

1.	To elect as directors the 4 nominees named in the proxy statement that follows;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year; and

3.	To transact any other business as may properly come before the Annual Meeting, or at any adjournment or postponement of the meeting.

The Board of Directors has fixed the close of business on April 20, 2016 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. The Notice of Internet Availability of Proxy Materials (the “Notice”) was first sent to stockholders of record on or about April 28, 2016, and we provided access to our proxy materials over the Internet on or before that date. The Notice contains instructions on how to access an electronic copy of the proxy materials, including the proxy statement and the Company’s 2015 Annual Report. The Notice also contains instructions on how to request a paper copy of the proxy statement.

By Order of the Board of Directors,

James R. Gilmartin

Senior Vice President, General Counsel

and Corporate Secretary

April 28, 2016

New York, New York

BANKRATE, INC.

477 Madison Avenue, Suite 430

New York, New York 10022

(917) 368-8600

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

JUNE 20, 2016

INFORMATION CONCERNING SOLICITATION AND VOTING

Introduction

We are furnishing this Proxy Statement on behalf of the Board of Directors (the “Board of Directors”) of Bankrate, Inc., a Delaware corporation, for use at our 2016 Annual Meeting of Stockholders, or at any adjournments or postponements of the meeting (the “Annual Meeting”), for the purposes set forth below and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at our offices at 3801 PGA Boulevard, Suite 555, Palm Beach Gardens, Florida 33410, at 3:00 p.m. local time, on June 20, 2016.

As used in this Proxy Statement, the terms “us”, “we”, “our” and the “Company” refer to Bankrate, Inc., and, where appropriate, Bankrate, Inc., and its subsidiaries. The term “Common Stock” means shares of our common stock, par value $0.01 per share.

Stockholders Entitled to Notice and to Vote; Quorum

Only holders of record of our Common Stock at the close of business on April 20, 2016, which the Board of Directors has set as the record date, are entitled to notice of, and to vote at, the Annual Meeting. As of April 20, 2016, we had 90,367,003 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, and our shares of Common Stock were held by approximately 181 stockholders of record. Each stockholder of record of Common Stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. There are no cumulative voting rights in the election of directors.

The presence, in person or by proxy, of a majority of the votes entitled to be cast on a matter to be voted on at the Annual Meeting constitutes a quorum for action on that matter. The shares of Common Stock represented by properly executed proxy cards or properly authenticated voting instructions recorded electronically through the Internet or by telephone, will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Distinction Between Holding Shares as a Stockholder of Record and as a Beneficial Owner

Some of our stockholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

•	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

•	Beneficial Owner. If your shares are held in a brokerage account, by a trustee or, by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

If you are not a stockholder of record, please understand that we do not know that you are a stockholder, or how many shares you own.

Voting Deadline

If you are a stockholder of record on the record date, then your proxy must be received no later than 11:59 p.m. Eastern Time on June 19, 2016 to be counted. If you are the beneficial owner of your shares held through a broker, trustee, or other nominee, please follow the instructions of your broker, trustee, or other nominee in determining the deadline for submitting your proxy.

Voting Without Attending the Annual Meeting

Whether you hold shares directly as a stockholder of record or through a broker, trustee, or other nominee, you may direct how your shares are voted without attending the Annual Meeting. You may give voting instructions by the Internet, by telephone, or by mail. Instructions are on the Notice. The proxy holders will vote all properly executed proxies that are delivered in response to this solicitation, and not later revoked, in accordance with the instructions given by you.

Voting In Person

Shares held in your name as the stockholder of record on the record date may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the stockholder of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

The vote you cast in person will supersede any previous votes that you may have submitted, whether by Internet, telephone, or mail.

Voting Requirements

At the Annual Meeting, stockholders will consider and act upon (1) the election of four directors, (2) the ratification of the appointment of our independent registered public accounting firm, and (3) such other business as may properly come before the Annual Meeting.

Our Bylaws provide that directors are elected by a plurality of the votes cast. This means that the director nominee with the most votes for a particular seat on the Board of Directors is elected for that seat. Only votes actually cast will be counted for purposes of determining whether a director nominee received the most votes for a particular seat on the Board of Directors. Abstentions and the withholding of authority by a stockholder (including broker non-votes) as to the election of directors (Proposal 1) are not treated as votes “cast” and thus have no effect on the results of the election.

Under our Bylaws, Proposal 2 must be approved by the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on this matter at the Annual Meeting. An abstention will have the same legal effect as a vote “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

If your shares are held in “street name,” and you do not instruct the broker as to how to vote these shares on Proposal 1, the broker may not exercise discretion to vote for or against that proposal. This would be a “broker non-vote” and these shares will not be counted as having been voted on Proposal 1. With respect to Proposal 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

Treatment of Voting Instructions

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the stockholder of record and sign and return a proxy card or vote by Internet or telephone without giving specific voting instructions, then your shares will be voted in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends:

1.	a vote FOR the election of Seth Brody, Kenneth S. Esterow, Michael J. Kelly and Sree Kotay to our Board of Directors; and

2.	a vote FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year.

In the event that any director nominee is unavailable for election, such shares may be voted for the election of such substitute nominee or nominees, if any, as the Board of Directors may select.

You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.

The persons identified as having the authority to vote the proxies granted by the proxy card will also have authority to vote, in their discretion, to the extent permitted by applicable law, on such other business as may properly come before the Annual Meeting and any postponement or adjournment. The Board of Directors is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons named in the proxy card will vote on such matter in their own discretion.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you have already provided to your broker, trustee, or other nominee.

Internet Availability of Proxy Materials and Annual Report

As in prior years, we are pleased this year to take advantage of the Securities and Exchange Commission (“SEC”) rules that permit companies to furnish proxy materials to stockholders over the Internet. The Notice of Internet Availability of Proxy Materials (the “Notice”) was first sent to stockholders of record on or about April 28, 2016, and we provided access to our proxy materials over the Internet on or before that date. By furnishing a Notice and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of the 2016 Annual Meeting. You can find our proxy materials and Annual Report on the Internet at investor.bankrate.com and at materials.proxyvote.com/06647F.

Costs of Proxy Solicitation

Proxies will be solicited from our stockholders by mail and through the Internet. We will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. We may engage a proxy solicitation firm to solicit proxies in connection with the Annual Meeting, and we estimate that the fee payable for such services would be less than $10,000. It is possible that our directors, officers and other employees may make further solicitations personally or by telephone, facsimile or mail. Our directors, officers and other employees will receive no additional compensation for any such further solicitations.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

The Board of Directors is divided into three classes, and the members of each class serve for staggered three-year terms. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The Board of Directors is currently comprised of two Class I directors (Ms. Christine Petersen and Mr. Richard Pinola) whose terms expire at the 2018 Annual Meeting of Stockholders, four Class II directors (Mr. Seth Brody, Mr. Kenneth Esterow, Mr. Michael Kelly and Mr. Sree Kotay) whose terms expire at the Annual Meeting, and two Class III directors (Mr. Peter Morse and Mr. Mitch Truwit) whose terms expire at the 2017 Annual Meeting of Stockholders. The Board of Directors has nominated Messrs. Esterow, Kelly and Kotay to stand for reelection as Class II directors at the Annual Meeting. If reelected, they will each serve as a Class II director with a term expiring at the 2019 Annual Meeting of Stockholders. In order to comply with New York Stock Exchange listing rule requirements regarding the size of board classes, the Board of Directors has nominated Mr. Brody to stand for reelection as a Class I director at the Annual Meeting. If reelected, he will serve as a Class I director with a term expiring at the 2018 Annual Meeting of Stockholders. There are no family relationships among any of the directors or the nominees, nor is there any agreement or understanding between any director or nominee and any other person pursuant to which the director or nominee was elected or nominated, other than the Fourth Amended and Restated Stockholders Agreement discussed in “Corporate Governance—Nomination of Directors” and “Certain Relationships and Related Party Transactions—Stockholders Agreement” below.

The Board of Directors recommends a vote FOR each of the nominees.

Information Concerning the Nominees and Directors

Biographical information for each director and nominee appears below. The information is based entirely upon information provided by the respective directors and nominees.

Nominees to Serve as Class II Directors (Term Expiring in 2019)

Kenneth S. Esterow, age 51, has served on Bankrate’s Board of Directors since January 2014, and was appointed President and Chief Executive Officer in January 2014. Mr. Esterow served as our Senior Vice President—Chief Operating Officer from September 2013 to December 2013. From 2011 to 2013, Mr. Esterow served as a consultant. From 2007 until 2011, Mr. Esterow was the President and CEO of GTA by Travelport, a global online B2B travel distributor. Mr. Esterow spent six years (2000 – 2006) at Cendant Corporation, where he held the positions of Senior Vice President, eCommerce Development, Chief Business Development Officer, Executive Vice President, Supplier Services and President and CEO, Travel Industry Services, Americas. Earlier in his career, Mr. Esterow held a number of executive positions at The Netmarket Group and Deloitte Management Consulting. Mr. Esterow is a director of Orbitz Worldwide. Mr. Esterow holds an M.B.A. from The Wharton School and a B.A. in Biology from the University of Pennsylvania. Mr. Esterow’s qualifications to serve on our Board of Directors include his extensive experience in Internet industries, providing our Board with the benefit of that experience and his insight into the strategic issues facing our business, and his role as our President and Chief Executive Officer.

Michael J. Kelly, age 58, has served on Bankrate’s Board of Directors since June 2012 and currently serves as Chairman of the Compensation Committee and as a member of the Audit Committee and the Nominating & Governance Committee. Mr. Kelly previously served as president and CEO of The Weather Channel Companies from July 2009 to February 2012. He has over three decades of experience in the media industry. From 2004-2007, Mr. Kelly served as president of AOL Media Networks, responsible for all of AOL’s advertising properties globally. From 2002-2004, Mr. Kelly was the President of the Global Marketing group at Time Warner. From 2000-2002, he founded and served as CEO at American Town Network, a local digital media company. In 1983, Mr. Kelly began a 17-year career at Time, Inc. holding management positions at Fortune Magazine and serving as publisher of Entertainment Weekly. He also served as a senior advisor at Veronis Suhler Stevenson and was a Director and member of the Audit Committee at MediaMind. He currently holds board positions at American Town Network, Colspace Corporation and Quantcast Corporation. He is also on the board of the American Advertising Federation, the Board of Councilors of the Carter Center in Atlanta and is a founding member of The Kelly Gang. Mr. Kelly’s qualifications to serve on our Board of Directors include his broad experience and successes in both traditional and new media organizations.

Sree Kotay, age 43, has served on Bankrate’s Board of Directors since December 2014 and currently serves as a member of the Nominating & Governance Committee. Mr. Kotay is Executive Vice President, Technology and Chief Software Architect for Comcast. Prior to joining Comcast in 2007, Mr. Kotay served as Senior Vice President, Technology at AOL, LLC, where he was responsible for consumer product development. During his tenure at AOL, which began in 2003, Mr. Kotay led software development for AIM/Messaging, the AOL Client, Search, aol.com, Site Publishing, Mail, and next-generation Billing. From 1999-2003, Mr. Kotay was a founder and CTO for Viewpoint, Corp., a small public software company focusing on advanced 2D and 3D graphics technology licensing and development. From 1995-1999, Mr. Kotay served as Director of R&D at Metacreations, Corp., where he lead platform technology development, new product development and technology acquisition and integration. From 1991-1995, Mr. Kotay was President and founder of Intrepid Systems, LLC, a small private software company focused on Prepress and Printing solutions for vertical markets. Mr. Kotay’s qualifications to serve on our board of directors include his domain knowledge and experience with Internet and consumer product development at various stages of growth, and his experience and acumen in driving technology transformation and product innovations.

Nominee to Serve as Class I Director (Term Expiring in 2018)

Seth Brody, age 40, has served on Bankrate’s Board of Directors since 2010. Mr. Brody is a partner and Global Head of the Operational Excellence Group at Apax Partners. He has been with Apax since 2008 based in the New York office. His prior industry operating experience includes roles as Executive Vice President and General Manager at Razorgator Interactive Group, as Group Vice President and General Manager at Orbitz Worldwide, Director of Marketing at priceline.com, and Product Manager at Netmarket Group, Inc. Mr. Brody has served in numerous advisory roles across the Apax Funds’ portfolio companies, including Trader Canada Corporation, Cole Haan and rue21. Mr. Brody serves for Apax on the Boards of Directors for Answers Corporation, Aptos, and FULLBEAUTY Brands. He also serves as a director and advisor to numerous growth companies in the digital space. He received his B.A. from Yale University and his M.B.A. from Harvard Business School. Mr. Brody’s qualifications to serve on our board of directors include his extensive experience with a wide variety of online businesses and his deep knowledge of the digital space.

Other Directors

Our directors continuing in office as Class III Directors, with terms expiring at the 2017 Annual Meeting of Stockholders, are as follows:

Peter C. Morse, age 69, currently serves as Chairman of Bankrate’s Board of Directors and has served on Bankrate’s Board of Directors and the board of directors of Bankrate’s predecessor entity since 1993, as Chairman from 1997 until 1999 and since 2002, and as Chief Executive Officer from 1993 until 1997. Mr. Morse currently also serves as Chairman of the Nominating & Governance Committee. In 1982, Mr. Morse founded Morse Partners, Inc., a private equity firm that acquires operating companies and provides expansion capital. He is also a general partner of Permit Capital LLC. From 1986 to 1990, Mr. Morse was Chairman of FAO Schwarz, the national chain of children’s gift stores. Mr. Morse is a member of the Board of Governors of the Boys and Girls Clubs of America and the Board of Trustees for the J.M. Foundation. Mr. Morse is a Trustee Emeritus of Children’s Hospital of Philadelphia where he served as a trustee from 1982 to 2010 and was Chairman of the Investment Committee of Children’s Hospital of Philadelphia from 1987 to 2010. Mr. Morse served as a member of the Board of Directors of Georgetown University from 2004 to 2010. Mr. Morse holds a B.S.B.A. from

Georgetown University and an M.B.A. from Columbia University Graduate School of Business. Mr. Morse’s qualifications to serve on our Board of Directors include his extensive experience in investment matters, his familiarity with and knowledge of the history of Bankrate, and his leadership of Bankrate for over 20 years.

Mitch Truwit, age 47, has served on Bankrate’s Board of Directors since 2009. Mr. Truwit joined Apax Partners in 2006 as a partner in the New York office and has served as Co-Chief Executive Officer of Apax Partners since January 2014. Prior to joining Apax Partners in 2006, Mr. Truwit was President and Chief Executive Officer at Orbitz Worldwide in Chicago. Prior to joining Orbitz Worldwide, Mr. Truwit was the Chief Operating Officer at Priceline.com, Inc. Mr. Truwit’s qualifications to serve on our Board of Directors include his extensive experience with several online businesses, his deep knowledge of the online industry, and his financial and investment experience as a partner of a leading private equity investment group.

Our directors continuing in office as Class I Directors, with terms expiring at the 2018 Annual Meeting of Stockholders, are as follows:

Christine Petersen, age 52, has served on Bankrate’s Board of Directors since December 2014 and currently serves as a member of the Compensation Committee. Ms. Petersen is the Chief Consumer Officer and CMO of Treato—a venture-backed startup in the digital healthcare space. She previously served as President of TripAdvisor for Business and served as Chief Marketing Officer for TripAdvisor from 2004 to 2013. From 1999 to 2002, Ms. Petersen served as Vice President, Marketing with Preview Travel and Travelocity (upon Preview Travel’s acquisition by Travelocity). From 1997 to 1999, Ms. Petersen served as Vice President with Charles Schwab and Co. and from 1993 to 1996, Ms. Petersen served as a marketing director with Fidelity Investments. In 1989, Ms. Petersen began her career with American Express holding management positions in the card, travel, insurance and financial services divisions. Ms. Petersen serves as an advisor, board member and investor in several start-up digital businesses. Ms. Petersen’s qualifications to serve on our board of directors include her more than 15 years’ experience in the digital travel/media industries with proven success in growing businesses from start-up to category winners, as well as broad financial services experience.

Richard J. Pinola, age 70, has served on Bankrate’s Board of Directors since June 2011, after previously serving on the board of directors of Bankrate’s predecessor entity. Mr. Pinola currently serves as chairman of the Audit Committee and as a member of the Compensation Committee. Since July 2009 he has been a Principal in Fortuna Capital LLC, Investment Counselors. He served as Chief Executive Officer and Chairman of Right Management Consultants from 1994 through January 2004. He served as a director of that company from 1990 and as CEO from July 1992 until Right Management Consultants was purchased by Manpower. Prior to joining Right Management Consultants, Mr. Pinola was President and Chief Operating Officer of Penn Mutual Life Insurance Company, a financial services firm. He also was a CPA with PriceWaterhouse and Co. He serves on the boards of Corporate Property Associates 17 and Corporate Property Associates 18, both managed by W. P. Carey, Inc. He is also on the boards of the Visiting Nurses Association and King’s College. Apart from Bankrate, Mr. Pinola previously served on the board of KTRON International, Kenexa, Inc. and Nobel Learning Communities. In addition, Mr. Pinola has served on the boards of directors of the American Lung Association, Janney Montgomery Scott, the Life Office Management Association, and the Horsham Clinic. Mr. Pinola was the founder and director of The Living Wills Archive Company and a Founder and board member of the Mutual Association for Professional Services. Mr. Pinola holds a B.S. in Accounting from King’s College and became a Certified Public Accountant in 1969. Mr. Pinola’s qualifications to serve on our Board of Directors include his previous position as a board member of Bankrate as well as his more than 30 years of business experience in finance, sales, marketing, human resources, executive compensation, investor relations, and internal operations.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed the accounting firm of Grant Thornton LLP to serve as Bankrate’s independent registered public accounting firm for the fiscal year ending December 31, 2016. A proposal to ratify that appointment will be presented at the Annual Meeting. Representatives of Grant Thornton LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of Grant Thornton LLP as our independent public accountants is not required by our bylaws or other applicable legal requirement. However, the Board of Directors is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and our stockholders’ best interests.

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on this matter at the Annual Meeting will approve the proposal to ratify Grant Thornton as our independent auditors for the fiscal year ending December 31, 2016.

The Board of Directors unanimously recommends a vote FOR the ratification of our appointment of

Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year.

CORPORATE GOVERNANCE

Board of Directors Meetings and Independence

During 2015, the Board of Directors held seven meetings. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which he served. Our directors meet in executive sessions without management present. The Chairman of our Board leads these executive sessions.

Our Board of Directors has determined that Mr. Kelly, Mr. Kotay, Mr. Morse, Ms. Petersen and Mr. Pinola are independent directors under the rules of the New York Stock Exchange.

Committees of the Board of Directors

Our Board of Directors currently has three standing committees—Audit, Compensation and Nominating & Governance. Our Audit Committee, our Compensation Committee and our Nominating & Governance Committee are each composed of three independent directors.

The members of the Audit Committee are Mr. Pinola (Chairman), Mr. Kelly and Ms. Petersen. Our Board of Directors has determined that Mr. Pinola is an “audit committee financial expert” as defined by the SEC, and that Messrs. Kelly and Pinola and Ms. Petersen meet the additional criteria for independence of audit committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. The Audit Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by us to governmental bodies or the public; our systems of internal controls regarding finance, accounting, legal compliance and ethics established by management and the Board of Directors; and our accounting and financial reporting process. The Audit Committee encourages continuous improvement of, and fosters adherence to, our policies, procedures and practices at all levels. The Audit Committee met twenty-seven times during 2015.

The members of the Compensation Committee are Mr. Kelly (Chairman), Ms. Petersen and Mr. Pinola. The Compensation Committee’s primary function is to discharge the Board of Director’s responsibilities relating to compensation of Bankrate’s executive officers. While some of the parameters of each named executive officer’s compensation are set forth in the applicable employment agreements, the Compensation Committee will set performance goals for incentive compensation and review all other compensation and benefits for the named executive officers on an annual basis. The Compensation Committee will work with the Chief Executive Officer to ensure the compensation objectives are aligned with our mission and overall objectives and to provide a decision-making framework for use in formulating recommendations for each named executive officer’s compensation (other than with respect to his own compensation). The Compensation Committee may form and delegate authority to subcommittees as it deems appropriate. The Compensation Committee met five times in 2015. The Compensation Committee has the authority to appoint and dismiss its advisors and compensation consultants and approve their compensation. These advisors report directly to the Compensation Committee. The Compensation Committee has retained Compensation Advisory Partners, LLC as its outside compensation consultant. A description of the processes and procedures we consider to determine our executives’ compensation is included in the section entitled “Executive Compensation—Compensation Discussion and Analysis” below.

The members of the Nominating & Governance Committee are Mr. Morse (Chairman), Mr. Kelly and Mr. Kotay. The Nominating & Governance Committee’s primary function is (1) to assist the Board of Directors by identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by the Board of Directors, and to recommend to the Board of Directors the director nominees for the next annual meeting of stockholders; (2) to develop and recommend to the Board of Directors the Corporate Governance Guidelines applicable to the Company; (3) to lead the Board of Directors in its annual review of the Board of Directors’ and management’s performance; and (4) to recommend to the Board of Directors director nominees for each committee. The Nominating & Governance Committee met one time in 2015.

The Audit Committee, Compensation Committee and Nominating & Governance Committee each operate under a written charter adopted by the Board of Directors that is published on the investor relations section of Bankrate’s Web site at investor.bankrate.com.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee in 2015 was, at any time during 2015 or at any other time an officer or employee of Bankrate, and none had or has any relationships with Bankrate that are required to be disclosed under Item 404 of Regulation S-K. None of Bankrate’s executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2015.

Board Leadership Structure and Risk Oversight

Our governance processes, including the Board’s and Compensation Committee’s involvement in developing and implementing strategy, active oversight of risk, regular review of business results and evaluation of the Chief Executive Officer’s performance and compensation, provide rigorous Board oversight of the Chief Executive Officer as he fulfills his various responsibilities.

The Board believes that it should have the flexibility to make determinations as to whether the same individual should serve as both the Chief Executive Officer and the Chairman of the Board. In determining the appropriate leadership structure, the Board considers, among other things, the current composition of the Board and challenges and opportunities specific to Bankrate.

Currently, the positions of Chairman and Chief Executive Officer are separated. The Chairman of our Board of Directors is Peter C. Morse, who has served in that capacity since 2002, and has been with Bankrate for over 20 years. We believe that Mr. Morse’s leadership skills, coupled with his intimate knowledge of the Company, make him well qualified to serve as our Chairman at this time.

Management of risk is the direct responsibility of the Chief Executive Officer and other executive officers. Our Board of Directors has responsibility for the oversight of risk management on an enterprise-wide basis, making the assessment that management has appropriately identified the risks faced by the Company, determined how those risks will evolve over time, and developed the proper actions for risk mitigation. The Board’s approach is designed to support the achievement of our organizational and strategic objectives, supporting sound financial management and sustainable growth, while at the same time creating enhanced stockholder value. The Board evaluates the risk management practices developed and implemented by management and gauges whether these practices are operating as intended. The Board frequently reviews information regarding Company strategy, operations, cash and financial management, productivity, growth initiatives, and the risks associated with each.

The Chairman, by leading Board meetings, facilitates reporting by the Audit Committee to the Board of its activities in risk oversight assistance to the Board. The Chief Executive Officer’s collaboration with the Board allows him to gauge whether management is providing adequate information for the Board to understand the interrelationships of our various business and financial risks. He is available to the Board to address any questions from directors regarding executive management’s ability to identify and mitigate risks and weigh them against potential rewards.

We do not believe that there are any material compensation arrangements that provide meaningful incentives for employees, including the named executive officers and additional executive officers, to take risks that would be reasonably likely to have a material adverse effect on us.

Nomination of Directors

The Fourth Amended and Restated Stockholders Agreement, by and among Bankrate, Ben Holding S.à r.l., certain Bankrate directors and executives and certain other holders of Bankrate common stock, which we refer to as the Stockholders Agreement, provides Ben Holding S.à r.l. or any of its direct or subsequent transferees (other than pursuant to a widely distributed public sale or open market purchase) with special rights to designate directors for nomination to our Board of Directors. See “Certain Relationships and Related Party Transactions—Stockholders Agreement” for further information. Pursuant to the Stockholders Agreement, as Ben Holding S.à r.l. currently holds more than 30% of Bankrate’s common stock, Ben Holding S.à r.l. is entitled to nominate 30% of our Board. Ben Holding S.à r.l. is in turn beneficially owned by Apax US VII, L.P., Apax Europe VII-A, L.P., Apax Europe VII-B, L.P. and Apax Europe VII-1, L.P.

With respect to directors not nominated by Ben Holding S.à r.l., the Board Nominating & Governance Committee assists the Board by identifying and recommending individuals qualified to become members of our Board of Directors. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board of Directors does not wish to continue in service, if the Nominating & Governance Committee decides not to recommend re-nomination of a member for re-election or if the Board elects to increase the size of the Board by adding a new member or if there is a vacancy created on the Board, the Nominating & Governance Committee then identifies the desired skills and experience of a new nominee in light of the criteria below. The Nominating & Governance Committee may identify potential candidates through a combination of referral sources, including current Board members, consultants and search firms, as appropriate.

In evaluating a director nominee, the Nominating & Governance Committee considers the following factors:

•	the appropriate size of our Board of Directors;

•	our needs with respect to the particular talents and experience of our directors;

•	the nominee’s knowledge, skills and experience, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

•	whether the nominee is independent, as that term is defined under New York Stock Exchange listing standards;

•	the familiarity of the nominee with our industry;

•	the nominee’s experience with accounting rules and practices; and

•	the desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board of Directors members.

Our goal is to assemble a Board of Directors that brings together a variety of perspectives and skills derived from high quality business or professional experience. In doing so, the Nominating & Governance Committee and the Board of Directors will also consider candidates with appropriate non-business backgrounds. While we do not have a formal diversity policy for Board membership, the Board of Directors seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s discussions and decision-making process. These factors are considered by the Nominating & Governance Committee in connection with the general qualifications of each potential nominee.

Other than the foregoing, there are no stated minimum criteria for director nominees, except that our Bylaws further provide that no person of age 72 or older is eligible for nomination to the Board of Directors. The Nominating & Governance Committee and the Board of Directors may also consider such other factors as it may deem in our best interests and the best interest of our stockholders.

Stockholders may nominate directors for election to the Board of Directors. In order to nominate a director for election to the Board of Directors, stockholders must follow the procedures set forth in our Bylaws, including timely receipt by the Corporate Secretary of Bankrate of notice of the nomination and certain required disclosures with respect both to the nominating stockholder and the recommended director nominee.

Directors are elected by a plurality of votes at any meeting called for the election of directors at which a quorum is present. The presence of a majority of the holders of our Common Stock, whether in person or by proxy, constitutes a quorum. The Board of Directors did not receive any recommendations from stockholders requesting that the Board of Directors consider a candidate for inclusion among the nominees in our Proxy Statement for this Annual Meeting.

Communications with the Board of Directors

It is important to us that our Board hears the views of interested parties. If you want to communicate directly with our independent directors, please mail your communication to the Corporate Secretary at the following address: Independent Directors, c/o Corporate Secretary, Bankrate, Inc., 477 Madison Avenue, Suite 430, New York, New York 10022.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines are published on the investor relations section of Bankrate’s Web site at investor.bankrate.com.

Stock Ownership Guidelines

Effective January 1, 2015, independent directors and senior officers of the Company, including each named executive officer, are expected to own at least a certain number of shares of Company common stock. The named executive officers are expected to own the number of shares of the Company’s common stock indicated below:

•	Chief Executive Officer: lesser of 5x base salary and 160,000 shares

•	Chief Financial Officer: lesser of 2x base salary and 55,000 shares

•	CEO, Bankrate.com: lesser of 2x base salary and 55,000 shares

•	CEO, Bankrate Credit Cards: lesser of 2x base salary and 45,000 shares

The ownership calculation will include shares owned directly or indirectly by a person, and unvested time based restricted stock. The ownership calculation will exclude unearned performance shares and unexercised stock options. The stock ownership requirements will have a three-year phase-in for compliance. Persons not in compliance by the compliance deadline will be required to hold 50% of net shares received/held upon vesting or exercise of any equity award until the guideline is met. The guidelines will be reviewed by the Nominating & Governance Committee on an annual basis to determine if any modifications are needed as a result of salary or personnel changes.

10b5-1 Trading Plans

The Company encourages each of its senior officers to effect any disposal of shares of the Company’s common stock pursuant to a pre-arranged trading plan adopted in compliance with Rule 10b5-1 under the Exchange Act of 1934 (a “10b5-1 Plan”) and the Company’s Insider Trading and Information Policy. The Company has established guidelines for the adoption and implementation of 10b5-1 Plans by senior officers, which include a seasoning period whereby the first trades under a plan cannot occur until the Company’s trading window opens in the quarter following the quarter in which the plan is entered into.

Clawback Policy

Effective January 1, 2015, the Company adopted a policy with respect to the “clawback” of incentive or performance based compensation for senior officers. In general and subject to the terms and conditions of the policy, the policy provides that where there is a restatement due to material non-compliance with financial reporting requirements under federal securities laws, the Board of Directors may seek to recover from senior officers incentive or performance based executive compensation that is in excess of what would have vested or been paid had the financial results been properly reported.

Short-Selling and Derivative Trading Prohibition

The Company’s Insider Trading and Information Policy, which is published on the investor relations section of Bankrate’s Web site at investor.bankrate.com, provides that speculating in securities of the Company, including by engaging in short-term trading, short sales, sales against the box, transactions on margin or transactions based on rumor or speculation, or trading in derivatives involving the Company’s securities, is prohibited.

Director Attendance at Annual Meeting of Stockholders

We invite all incumbent directors, as well as all nominees for election as director, to attend the Annual Meeting of Stockholders. One director attended last year’s Annual Meeting.

EXECUTIVE OFFICERS

The names, ages, and current positions of our executive officers as of the date of this proxy statement are listed in the table below. Executive officers are elected annually by the Board of Directors to serve for a one-year term and until their successors are elected and qualified. There are no family relationships among the executive officers nor is there any agreement or understanding between any officer and any other person pursuant to which the officer was elected other than Bankrate’s executive agreements with each of the officers listed below. Mr. Esterow serves as a director and an executive officer. For information pertaining to Mr. Esterow’s business experience, see “Election of Directors.”

Name	Age	Position
Kenneth S. Esterow	51	President, Chief Executive Officer and Director
Steven D. Barnhart	54	Senior Vice President-Chief Financial Officer
James R. Gilmartin	39	Senior Vice President, General Counsel & Corporate Secretary
Janet Gunzburg	50	Vice President, Controller
Scott Kim	52	CEO, Bankrate.com
Christopher J. Speltz	53	CEO, Bankrate Credit Cards

Steven D. Barnhart. Mr. Barnhart has served as our Senior Vice President, Chief Financial Officer since March 2015 and from September 2014 until March 2015 served as our Interim Chief Financial Officer. From 2012 to 2014, he served as Senior Vice President and Chief Financial Officer of Sears Hometown and Outlet Stores. Prior to that, he was CFO at Bally Total Fitness from 2010 to 2012, where he oversaw the finance and technology functions. From 2003 to 2009, Mr. Barnhart served in various executive leadership roles at Orbitz Worldwide, including Chief Financial Officer, President and Chief Executive Officer. From 1990 to 2003, Mr. Barnhart served in various finance and strategy roles for PepsiCo, and as Finance Director, Southeast Business Unit, for The Pepsi Bottling Group. He holds an MBA in Finance from the University of Chicago Booth School of Business and a Bachelor of Arts degree in Economics from the University of Chicago. Mr. Barnhart is a director at USA Technologies, Inc., where he serves as a member of the compensation committee and as Lead Independent Director. He was previously a director of Orbitz Worldwide from 2007-2009.

James R. Gilmartin. Mr. Gilmartin has served as our General Counsel since joining Bankrate in May 2012. Prior to joining Bankrate, Mr. Gilmartin was an associate at the law firm of Wachtell, Lipton, Rosen & Katz from November 2005 until May 2012. From 2004 until 2005, he served as a law clerk to Hon. Jacques L. Wiener, Jr., U.S. Court of Appeals for the Fifth Circuit. Earlier in his career, Mr. Gilmartin was a software developer at Business Logic Corporation. Mr. Gilmartin holds a Juris Doctor from The University of Chicago Law School and a Bachelor of Arts degree from the University of Notre Dame.

Janet Gunzburg. Ms. Gunzburg has served as Vice President, Corporate Controller of Bankrate since July 2015 and from February 2015 until June 2015 served as our Interim Corporate Controller. From 2012 to 2014, she served as V.P.—Finance for dck Worldwide Holdings, Inc., and from 2008 to 2012 as a consultant with JTG Enterprises, LLC. Prior to that, she was Controller at Bulova Corporation from 2001 to 2008. She holds a Bachelor of Science degree in Accounting and Business Economics from the State University of New York College at Oneonta and holds an active license in Public Accounting—New York State Certification.

Scott Kim. Mr. Kim has served as the CEO of the Bankrate Banking business since September of 2015. Prior to this appointment, Mr. Kim spent the previous two years as Chief Operating Officer and Interim CEO of About.com. Before that role, Mr. Kim held several senior leadership roles during his 10 years at Ask.com, including Chief Technology Officer, General Manager SEO & SEM, Chief Strategy Officer, and SVP Products & Technology. Mr. Kim earned a B.S. in Computer Science from Stanford University.

Christopher J. Speltz. Mr. Speltz has served as Chief Executive Officer of Bankrate Credit Cards since Bankrate’s acquisition of CreditCards.com in August 2010. Mr. Speltz joined CreditCards.com in 2007 as Chief

Financial Officer and previously led all internal and external financial, tax and accounting activities of CreditCards.com, as well as Human Resources. Prior to joining CreditCards.com, Mr. Speltz was Senior Vice President, Finance at Activant Solutions, a software provider focused on small and medium sized retail and wholesale businesses. He has also held senior finance and managerial positions with Societe Generale and Comerica Bank. Mr. Speltz earned a B.S. in Business from Indiana University and an M.B.A. from the University of Texas at Arlington.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Bankrate is a leading online publisher, aggregator, and distributor of personal finance and senior care content. We operate in a highly competitive environment and in order to compete, we must attract, motivate, and retain executives to lead our business. Our named executive officers for the 2015 fiscal year (who appear in the “Summary Compensation Table” below) were:

•	Kenneth S. Esterow, our President and Chief Executive Officer;

•	Steven D. Barnhart, our Chief Financial Officer, who served as interim Chief Financial Officer until March 11, 2015, at which point he assumed the role of Senior Vice President and Chief Financial Officer on a non-interim basis;

•	Jeffrey J. Grant, Chief Executive Officer of the Bankrate Insurance division (who resigned from Bankrate, Inc. effective as of the end of December 31, 2015);

•	Donaldson M. Ross, Chief Executive Officer of the Bankrate.com division (who resigned from Bankrate, Inc. effective as of the end of December 31, 2015); and

•	Christopher J. Speltz, Chief Executive Officer of the Bankrate Credit Cards division.

Objectives of Our Executive Compensation Program

The primary objective of our compensation program is the same objective that we have for our overall operations: to create long-term value for our stockholders. We are also acutely aware of the competitive nature of our industry and design our compensation programs to attract, motivate, and retain executive talent, including our named executive officers. Management and the Compensation Committee work together annually to establish, review, and evaluate our compensation plans, policies, and programs for 2015. In 2015, the Compensation Committee approved the total compensation package awarded to each of our named executive officers, including the Chief Executive Officer. The Compensation Committee worked directly with the Chief Executive Officer to ensure that the compensation objectives are aligned with our mission and overall objectives and to provide a decision-making framework for use in formulating recommendations for each named executive officer’s compensation.

Our overall objective is to establish a compensation program for our employees, including our named executive officers, that will:

•	align employee interests with those of our long-term stockholders;

•	attract, retain, and provide incentives to highly qualified employees who drive our performance and help us achieve our business objectives; and

•	motivate our employees to consistently deliver outstanding performance and reward them accordingly.

In addition, our compensation program is intended to reward individual performance in a way that emphasizes strategic thinking necessary to create long-term value while balancing rewards for delivering increases in operating results over time.

Our executive compensation packages are comprised primarily of base salary, an incentive cash bonus program, and long-term incentive awards to focus management’s efforts on maximizing both our near-term and long-term financial performance. Compensation levels are determined based on a variety of factors. Typically, the most heavily weighted component of our compensation centers on our performance, as the Compensation Committee believes that placing primary emphasis on performance most closely aligns the interests of management and stockholders.

The Compensation Committee believes that each element of the total compensation package serves an important function in achieving the overall objectives of our compensation program. The Compensation Committee strives to pay base salaries to our named executive officers that are generally competitive within our industry to attract and retain top-level talent in a highly competitive market. The Compensation Committee considers historical compensation information as well as peer group pay levels and practices in determining what constitutes competitive compensation. The year-end cash incentive bonuses that are paid under our management incentive program are designed to provide named executive officers with a strong incentive to achieve individual and Company financial and operational goals, all of which are intended to drive improvement in key performance metrics. Finally, the long-term incentive awards granted to named executive officers are designed to closely align the named executive officers’ interests with those of our stockholders, with the majority of the long-term incentive granted in 2015 being performance-contingent and the entire long-term incentive being delivered in equity. We review the structure of our compensation programs regularly to determine if they are achieving our objectives including ensuring they do not encourage excessive risk-taking. Some of the key highlights of our compensation programs and practices include:

What We Do

✓	Tie a significant portion of our annual compensation program for the named executive officers (for 2015, 88% for our CEO, at target) to company performance through our incentive cash bonus and our long-term equity award.

✓	Long-term incentive program is itself highly performance-based, with at least 50% of grant date target value performance-contingent.

✓	Provide a balanced approach to delivering compensation to our executives (i.e., fixed vs. variable, cash vs. equity, short-term vs. long-term).

✓	Limit perquisites to our named executive officers.

✓	Require double-trigger equity provisions upon a change-in-control (i.e., change-in-control and termination of employment must occur in order for accelerated vesting of unvested awards), beginning with grants made in 2014.

✓	Maintain a clawback policy for performance-based incentive compensation.

✓	Maintain stock ownership guidelines for executives and non-employee directors to own a significant portion of company stock.

✓	Have an independent Compensation Committee and Compensation Consultant.

What We Don’t Do

×	Provide excise tax gross-up in the event of a change-in-control.

×	Include tax gross-ups on our perquisites.

×	Encourage unnecessary risk-taking in our incentive plans and our compensation program.

×	Provide enhanced executive retirement benefits to our named executive officers.

×	Provide multi-year guaranteed compensation arrangements.

×	Allow executives and directors to engage in speculative trading activities (i.e., hedging) against Bankrate securities.

×	Reprice or cash-out underwater options without shareholder approval.

Compensation Is Set by the Compensation Committee

The Compensation Committee is responsible for setting pay levels for our named executive officers. On an annual basis, the Compensation Committee sets performance goals for incentive compensation and reviews all other compensation and benefits for the named executive officers. None of our named executive officers participate in the setting or determination of their own compensation.

Role of Compensation Consultant; Benchmarking

Compensation Advisory Partners, LLC (“CAP”) currently serves as the Compensation Committee’s independent compensation consultant. In 2015, CAP assisted with an evaluation of current compensation practices and trends, as well as the identification of a peer group for the Company, and setting Board of Director compensation. Other than serving as independent compensation consultant to the Compensation Committee and Nominating and Governance Committee, CAP provided no other services to the Board of Directors, its committees, or the Company during 2015. Based on its review and such factors as it deemed relevant, the Compensation Committee concluded that CAP’s advice and work for the Compensation Committee was objective and that CAP’s work did not raise any conflict of interest pursuant to the guidance provided by the SEC and the New York Stock Exchange.

The Compensation Committee does not currently use benchmarking in making specific compensation decisions. In 2015, however, the Compensation Committee did consider information compiled by CAP with respect to the following peer companies to provide a reference point for pay levels and practices. The peers are selected based upon their size, industry and business model.

Blucora, Inc.	Monster Worldwide, Inc.
CoStar Group, Inc.	Orbitz Worldwide, Inc.
Dealertrack Technologies, Inc.	RetailMeNot, Inc.
DHI Group, Inc. (formerly Dice Holdings, Inc.)	Shutterfly, Inc.
HomeAway, Inc.	Web.com Group, Inc.
j2 Global, Inc.	WebMD Health Corp.
Lending Tree, Inc. (formerly Tree.com, Inc.)	Zillow, Inc.

Risk Management

Consistent with SEC disclosure requirements, our management and the Compensation Committee have assessed our compensation programs and have concluded that our compensation policies and practices do not encourage risks that are reasonably likely to have a material adverse effect on the Company. The risk assessment process included a review of programs, policies, and practices and focused on the balance of potential risk to potential reward, risk control, and the support of the programs and their risks to the Company’s strategy including:

•	Use of payout caps in our incentive cash bonus and long-term incentive plan.

•	Emphasis on long-term performance for our named executive officers.

•	Balance between short- and long-term performance and cash vs. equity mix.

•	Significant oversight of the Compensation Committee in the goal-setting and plan mechanics of our annual and long-term plan.

•	Implementation of stock ownership guidelines and clawback policy for our executives.

Named Executive Officer Compensation

Compensation Mix

Our compensation program and design aims to provide a strong link between the compensation of our named executive officers and the success of Bankrate. In 2015, the compensation package included base salary, annual incentive cash bonuses, and long-term incentive awards, which collectively represent what we believe is appropriate pay for performance during the year. It is intended that our named executive officers earn a significant portion of their compensation from sources that are “at risk” based on the results of the operations and the overall performance of Bankrate. Base salary, which generally represents less than 20% of the annual compensation opportunity for our named executive officers, is the only portion of the compensation for our named executive officers that is not “at risk.” Our annual bonus and long-term incentive programs, which represent the bulk of the compensation opportunity for our named executive officers, is “at risk” and determined based on our financial performance. Each of our named executive officers was eligible to receive an annual bonus for 2015 performance. In addition, we granted long-term incentive awards to each of our named executive officers in 2015.

Principal Components of Compensation of Our Named Executive Officers and 2015 Named Executive Officer Compensation

The compensation package offered to our named executive officers consists of the components described below. The specific decisions made for each of our named executive officers in 2015 reflect our overall compensation objectives described above, as well as our 2015 performance.

Base Salary. Base salary levels for each of our named executive officers, including the Chief Executive Officer, are generally set within a range of base salaries that the Compensation Committee believes are competitive based on our identified peer group and the Compensation Committee members’ experience in the industry and with similar companies, as well as appropriate given our overall financial, operational, and strategic objectives and the qualifications and experience of the individual required for the job. In addition, the Compensation Committee will generally review our past financial performance and future expectations, as well as the responsibilities and performance of each of our named executive officers. The initial annual base salary we have agreed to pay each named executive officer is specified in his employment agreement, but in each case the annual base salary has been adjusted by the Board of Directors or the Compensation Committee since entering into the employment agreements to reflect changes in the marketplace, increases in the cost of living, and the increase in responsibilities for each of the named executive officers. Base salaries are reviewed on an annual basis and decisions regarding base salary take into account the named executive officer’s current base salary, the competitive marketplace, retention, and other factors as described above. Our Chief Executive Officer is responsible for assessing the contributions and performance of each of the other named executive officers; he reviews his assessment with the Compensation Committee, which takes his recommendations into consideration in setting compensation. The Compensation Committee reviews and assesses the performance of our Chief Executive Officer.

In February 2015, the Compensation Committee conducted its annual review and evaluation of the compensation levels of our senior executive team. Our named executive officers did not receive base salary increases in 2015. The base salaries were as follows:

Named Executive Officer	2014 Base Salary	2015 Base Salary
Kenneth S. Esterow	$475,000	$475,000
Steven D. Barnhart	$425,000	$425,000
Jeffrey J. Grant	$350,000	$350,000
Donaldson M. Ross	$400,000	$400,000
Christopher J. Speltz	$350,000	$350,000

Long-Term Incentive Compensation

2015 Long-Term Incentive Compensation. In 2015, we adopted and our stockholders approved the 2015 Equity Compensation Plan, which replaced the 2011 Equity Compensation Plan as our vehicle for equity compensation awards.

We generally use stock-based vehicles to provide incentives to drive our financial performance and to recruit, retain, and motivate professional, managerial, and other personnel. Our equity incentive awards are designed to align the interests of our named executive officers with those of our stockholders by encouraging named executive officers to enhance our value.

In 2015, we granted each of our named executive officers a mix of restricted stock (30% of total LTI opportunity) and performance shares (70% of total LTI opportunity). Both types of awards incentivize our employees by directly linking value to our share price while serving a retentive purpose by conditioning vesting on continued service. Performance shares additionally directly encourage our named executive officers to improve our financial performance and execute on our business plan.

The restricted stock awards granted in 2015 to our named executive officers vest in three equal installments on each of the first three anniversaries of the date of grant, generally subject to continued employment through the applicable vesting date. The performance share awards are subject to both service- and performance-based vesting criteria. The actual number of performance shares will be determined based on the Company’s Adjusted EBITDA during the 2015 and 2016 fiscal years, with the award recipient eligible to earn up to 150% of the number of performance shares initially granted or as few as zero shares. The earned performance shares vest in two installments, with 50% vesting on the date the performance achievement level is determined, and 50% vesting on the third anniversary of the grant date.

Adjusted EBITDA (which is described in more detail below) is a key driver of short-term performance as well as long-term value in our industry and an indicator of our overall success. As such, we believe that its use in our long-term plan best focuses our executives on delivering strong sustainable performance which, in turn, will drive long-term value creation. Since Adjusted EBITDA is an important metric and key indicator of our Company’s success, we use Adjusted EBITDA as the incentive metric in both our short- and long-term incentive plans. However, we measure performance over different time horizons in our plans; in our long-term plan, we measure Adjusted EBITDA performance over a two-year period (versus a one-year period in our incentive cash bonus plan) to focus executives on our longer-term value creation.

For purposes of our incentive plans, Adjusted EBITDA is our operating income before interest and taxes, excluding depreciation and amortization expense as determined in accordance with U.S. GAAP, adjusted for the impact of those items typically excluded from and/or included in the non-GAAP financial metric “Adjusted

EBITDA,” as publicly disclosed annually by us in connection with our annual earnings announcement, and adjusted for certain other items (including, among other things, the impact of items that are (1) non-cash in nature, (2) related to unusual or non-recurring events, or in response to changes in laws or regulations, (3) gains, losses, or expenses determined to be extraordinary or unusual in nature or infrequent in occurrence, or (4) unpredictable as to amount or timing, not driven by core operating results, or that render comparisons with prior periods less meaningful). In addition, in the case of our 2015 performance share awards and subject to a $5 million threshold, at the closing of an acquisition or disposition transaction, the Adjusted EBITDA performance targets are adjusted by an amount equal to two times the last twelve months (LTM) EBITDA of the acquired or disposed of business (prorated for the number of days remaining in the performance measurement period following the closing of such acquisition or disposition). For example, if the LTM EBITDA of an acquired business as of the closing was $10 million, and the transaction closed on June 30, 2015, the Adjusted EBITDA targets would be increased by $15 million. If, however, the LTM EBITDA of the acquired business is negative, or the management forecast for the performance of the acquired business from the closing of the acquisition through the end of the measurement period has one or more quarters of negative EBITDA, then in lieu of the adjustment described above, the Adjusted EBITDA targets would be adjusted by an amount equal to the management forecast of the EBITDA of the acquired business for the period from the closing of the acquisition through the end of the measurement period measured on a pre-synergy basis.

Following the completion of the sale of our insurance business in December 2015, we amended the 2015 performance share awards to exclude the insurance business from the performance targets and the performance measurement of the awards. As amended, the cumulative two-year Adjusted EBITDA target for the 2015 performance share awards is $281.320 million, subject to adjustment in connection with acquisitions or dispositions.

The following table sets forth our annual grants of restricted stock and performance shares made to our named executive officers during 2015:

Named Executive Officer	Shares of Restricted Stock	Performance Shares (Target)
Kenneth S. Esterow	68,556	159,963
Steven D. Barnhart	51,417	119,973
Jeffrey J. Grant	31,993	74,650
Donaldson M. Ross	31,993	74,650
Christopher J. Speltz	31,993	74,650

Vesting of 2014 Performance Shares. Each of our named executive officers other than Mr. Barnhart was awarded performance shares in 2014 that were earned upon the finalization of our audited financials for the Company’s 2015 financial statements based on the Company’s performance during 2014 and 2015. Half of the performance shares so earned became vested at that time (March 2016), and the remaining half will vest on February 3, 2017, subject to continued service and also to full or partial acceleration in the event of certain terminations of employment.

The Adjusted EBITDA target for performance shares granted in 2014 was $320.665 million, whereas the Company’s actual Adjusted EBITDA during 2014 and 2015 was $293.077 million, resulting in 60.59% of the performance shares being earned.

The following table summarizes the target performance shares and actual shares earned for each of our named executive officers other than Mr. Barnhart in respect of the 2014 – 2015 performance share award:

Named Executive Officer	2014 Performance Shares (Target) (#)	2014 Performance Shares (Earned) (#)(1)
Kenneth S. Esterow	126,400	76,586
Steven D. Barnhart	—	—
Jeffrey Grant(2)	76,276	46,216
Donaldson M. Ross(3)	76,276	46,216
Christopher J. Speltz	76,276	46,216

(1)	Half of the 2014 performance shares earned in 2016 vested in March 2016 and the remaining half will vest on February 3, 2017, subject to continued service and also to full or partial acceleration in the event of certain terminations of employment.
(2)	As noted above, Mr. Grant resigned from employment effective as of the end of December 31, 2015. In accordance with a retention bonus and incentive award letter we entered into with Mr. Grant, the service vesting condition with respect to Mr. Grant’s 2014 performance shares was deemed to be fully satisfied as of the consummation of the sale of our insurance business on December 29, 2015, and such shares were earned in March 2016 based on actual performance.
(3)	As noted above, Mr. Ross resigned from employment effective as of the end of December 31, 2015. Under the terms of the performance share award agreement, 29,391 shares with respect to the 2014 performance share award were paid to Mr. Ross, with the balance of the 2014 performance shares actually earned forfeited in connection with Mr. Ross’s separation.

Incentive Cash Bonuses. Our named executive officers are expected to lead and grow our organization and as such we believe that a significant portion of our named executive officers’ compensation should be tied to our overall performance. We maintain the Short-Term Incentive Plan, a stockholder approved umbrella plan under which executive officers are eligible to receive annual bonuses. The Short-Term Incentive Plan is intended to satisfy the requirements necessary for bonuses to qualify for the performance-based exception to Section 162(m) of the Internal Revenue Code and requires achievement of a positive EBITDA level as a condition of payment of any bonus. In addition, we maintain an incentive cash bonus program, the Management Incentive Program under the Short-Term Incentive Plan, which emphasizes pay-for-performance by providing our named executive officers with the opportunity to earn bonuses only if we achieve or exceed certain targets relating to our Adjusted EBITDA (in addition to the conditions imposed under the Short-Term Incentive Plan).

Target bonus opportunities are established for our named executive officers by the Compensation Committee. The target bonus opportunities established in 2015 for our named executive officers ranged from $262,500 to $550,000. Target bonus opportunities are individually communicated to the named executive officers. In certain limited circumstances, the Compensation Committee may adjust the formulaic payout under the Management Incentive Plan for individuals who deliver exceptional performance to the extent permissible under the Short-Term Incentive Plan.

The Adjusted EBITDA goal for purposes of the annual bonus program is established each fiscal year by the Board of Directors or the Compensation Committee based on the annual budget prepared by management and approved by the Board. Once this goal is set, the Compensation Committee or the Board of Directors retains the discretion to adjust the goal to account for unusual or non-recurring events. The calculation of Adjusted EBITDA is similar to the calculation of Adjusted EBITDA described above under “—Long-Term Incentive Compensation” (provided that there are no prescribed adjustments in connection with acquisition or disposition transactions) and the reasons for adoption of Adjusted EBITDA as the performance measure are substantially similar in all material respects. In 2015, the Board of Directors established threshold minimum and target financial performance goals for purposes of paying incentive bonuses. For awards to be payable under the program, the minimum Adjusted EBITDA performance threshold had to be achieved, and higher amounts were payable if the Company met or exceeded the established Adjusted EBITDA target. For 2015, the minimum Adjusted EBITDA threshold for payment of bonuses to our named executive officers was $149.342 million, and the target level was $163.750 million.

The Company achieved a positive EBITDA level and had Adjusted EBITDA of $150.055 million in 2015. Based on this performance level, the Management Incentive Program paid out at 50.6% of target for 2015.

The following table summarizes the target bonus opportunities and actual bonus payments for each of our named executive officers in 2015:

Named Executive Officer	2015 Target Bonus Opportunity ($)	Target Bonus as a Percentage of 2015 Base Salary (%)	2015 Bonus Payment ($)
Kenneth S. Esterow	550,000	116%	278,300
Steven D. Barnhart(1)	318,750	75%	210,597
Jeffrey Grant	262,500	75%	132,825
Donaldson M. Ross	300,000	75%	151,800
Christopher J. Speltz	262,500	75%	132,825

(1)	Under his employment agreement, Mr. Barnhart was guaranteed an annual bonus with respect to the 2015 calendar year equal to $162,432. The excess of the amount reported in the table over $162,432 was earned based on Mr. Barnhart’s target bonus and the 50.6% achievement level described above, prorated for the portion of the year after the one year anniversary of Mr. Barnhart joining the Company.

Limited Perquisites and Other Benefits. We maintain certain broad-based benefit plans in which our employees, including our named executive officers, are entitled to participate. These plans include health and life insurance and a qualified 401(k) savings plan. We make a safe harbor contribution equal to 3% for the qualified 401(k) savings plan (up to a maximum of $7,950 for 2015), subject to Internal Revenue Code limitations. In limited circumstances, we have agreed to reimburse travel expenses to allow an officer who lives near a smaller Company office to commute to a larger Company office in a different region. Our named executive officers also participate in an executive medical benefit program and receive a financial planning benefit.

Severance. Each of our named executive officers is eligible for severance upon certain terminations of employment in accordance with the terms of his employment agreement. The terms of the severance arrangements are more fully described in the narrative to the Summary Compensation Table below.

Employment Agreements

We have entered into employment agreements with each of our named executive officers in order to secure their continued service and dedication. These employment agreements generally establish minimum salary commitments and target bonus opportunities. These employment agreements also restrict the named executive officer’s ability to engage in or perform any activities that are competitive with our business or to solicit our employees away from our service while we employ the executive and for a period of one year thereafter. Our termination payments are generally structured such that the executive is entitled to one year of base salary at the time of termination if the executive is terminated by us without cause or incurs a constructive termination within the parameters of the applicable agreement.

Kenneth S. Esterow. On September 3, 2013, we entered into an employment agreement with Mr. Esterow, which was amended in connection with his appointment as President and Chief Executive Officer effective as of January 1, 2014. Under the terms of his employment agreement, Mr. Esterow will receive an annual base salary as stipulated in the employment agreement and will be eligible for an annual target bonus in accordance with the

Company’s management incentive program. The employment agreement also provides that, upon a termination of Mr. Esterow’s employment by the Company without cause or by Mr. Esterow for good reason (each as defined in the employment agreement), (a) any unvested portion of the initial grants of restricted stock and stock options made to Mr. Esterow will immediately vest and (b) Mr. Esterow will receive his base salary and accrued bonus through the termination date, payable within 15 days after the termination date, and a separation payment in the amount of one year’s base salary at the then current rate payable in three installments. In the case of a termination of Mr. Esterow’s employment by the Company without cause or by Mr. Esterow for good reason during the one-year period following a covered transaction (as defined in the Company’s 2011 Equity Compensation Plan), the separation payment would be equal to eighteen months base salary at the then current rate, payable in three installments. The employment agreement contains restrictive covenants related to nondisparagement, noncompetition, and nonsolicitation. The noncompetition and nonsolicitation obligations apply for one year following Mr. Esterow’s termination of employment.

Steven D. Barnhart. In connection with his appointment, we entered into a letter agreement with Mr. Barnhart that provided for an initial interim term of six months and a monthly base salary of $62,500. Under the letter agreement, we were authorized to offer Mr. Barnhart the position of Chief Financial Officer on a non-interim basis at the end of the initial term, which offer, if extended, would be for a base salary of $425,000 per year, a target annual bonus opportunity equal to 75% of base salary (with a guaranteed bonus for 2015, subject to continued employment), and a target equity incentive grant for 2015 of $2.25 million, and would otherwise be on terms set forth in a form of employment agreement attached to the letter agreement. The letter agreement provided that, if Mr. Barnhart’s employment was terminated by us without cause or his employment terminated at the end of the transitional period following the initial term (other than as a result of him declining an offer to serve on a non-interim basis), he would be entitled, subject to his execution and non-revocation of a release of claims, to a lump sum cash severance payment of $375,000 and the vesting of certain restricted stock awards. These severance benefits would generally not apply if Mr. Barnhart was offered the Chief Financial Officer position on a non-interim basis prior to the termination of his employment. The letter agreement with Mr. Barnhart also contained customary confidentiality, nonsolicitation, and nondisparagement provisions.

On March 12, 2015, we entered into employment agreement with Mr. Barnhart in connection with his appointment as Chief Financial Officer on a non-interim basis, which superseded the letter agreement described above. Under the terms of his employment agreement, Mr. Barnhart will receive compensation on terms generally consistent with those anticipated by the letter agreement and described above. The employment agreement also provides that, upon a termination of Mr. Barnhart’s employment by the Company without cause or his resignation for good reason (each, as defined in the employment agreement), we will pay a separation payment to Mr. Barnhart equal to his base salary and accrued bonus through the termination date, payable within 15 days after the termination date, and one year’s base salary at the then-current rate payable in three equal installments; one-third payable four months after the termination date; one-third payable six months after the termination date; and one-third payable twelve months after the termination date. The employment agreement contains restrictive covenants related to nondisparagement, noncompetition, and nonsolicitation. The noncompetition and nonsolicitation obligations apply for one year following Mr. Barnhart’s termination of employment.

Jeffrey J. Grant. On June 15, 2011, we entered into an employment agreement with Mr. Grant. Under the terms of his employment agreement, Mr. Grant will receive an annual base salary as stipulated in the employment agreement and will be eligible for an annual target bonus in accordance with the Company’s management incentive program. The employment agreement also provides that, upon a termination of Mr. Grant’s employment by the Company without cause (as defined in the employment agreement) or if he terminates his employment due to specific breaches of his employment agreement by us, we will pay a separation payment to Mr. Grant equal to his base salary and accrued bonus through the termination date, payable within 15 days after the termination date, and one year’s base salary at the then-current rate payable in three equal installments; one-third payable four months after the termination date; one-third payable six months after the termination date; and one-third payable twelve months after the termination date. The employment agreement contains restrictive covenants related to nondisparagement, noncompetition, and nonsolicitation. The noncompetition and nonsolicitation obligations apply for one year following Mr. Grant’s termination of employment.

On November 23, 2015, we entered into a Retention Bonus and Incentive Award letter agreement with Mr. Grant in connection with the sale of our insurance business, pursuant to which Mr. Grant was entitled, subject to certain conditions, to certain compensation and benefits if he remained continuously employed as Chief Executive Officer of the insurance business at least through the closing of the sale transaction. As consideration for Mr. Grant’s agreement to continue serving as the Chief Executive Officer of our insurance business and as an incentive to complete the sale of the insurance business, the Company agreed to pay Mr. Grant $612,500 on the six-month anniversary of the closing date and an additional $612,500 on the first anniversary of the closing date (collectively, the “Retention Bonus”). Mr. Grant was also entitled to the Retention Bonus not later than 30 days after termination of his employment if he (i) was terminated without cause, (ii) terminated his employment with good reason, or (iii) did not receive a qualifying offer on or prior to the closing of the sale of the insurance business. Mr. Grant did not receive an offer of employment from the buyer of the insurance business and received the Retention Bonus payment following the closing of the sale transaction. In connection with his departure from the Company as of the end of December 31, 2015, Mr. Grant also received a severance payment of one year’s base salary in accordance with the terms of his existing employment agreement, the actual amount of his 2015 calendar year bonus as though he had remained employed through the time 2015 calendar year bonuses were paid generally, one year of continued welfare benefits, one year to exercise his previously vested Company stock options, and accelerated vesting of certain outstanding Company restricted stock awards.

Donaldson M. Ross. On September 11, 2006, we entered into an employment agreement with Mr. Ross, and we amended his employment agreement on September 25, 2009 in connection with the acquisition of Bankrate by Apax. Under the terms of his employment agreement, Mr. Ross is entitled to receive an annual base salary as stipulated in his employment agreement (and increased by the amendment) and an annual bonus contingent on achieving certain performance criteria. Additionally, during the term of his employment and for a period of twelve months thereafter, Mr. Ross agrees not to compete with us and not to recruit any of our employees. Upon termination of Mr. Ross’s employment without cause or if he terminates his employment due to specific breaches of his employment agreement by us (excluding any breaches relating to changes to Mr. Ross’s duties and responsibilities as a direct consequence of Bankrate no longer being a public company), we agree to pay a separation payment equal to Mr. Ross’s base salary and accrued bonus through the termination date, payable within 15 days after the termination date, and one year’s base salary at the then-current rate payable in three equal installments; one-third payable 30 days after the termination date; one-third payable six months after the termination date; and one-third payable twelve months after the termination date. The employment agreement contains restrictive covenants related to noncompetition and nonrecruitment. The noncompetition and nonrecruitment obligations apply for one year following Mr. Ross’s termination of employment.

On November 2, 2015, we entered into a separation agreement with Mr. Ross pursuant to which Mr. Ross resigned from the Company as of the end of December 31, 2015. Under the separation agreement, Mr. Ross received a severance payment of one year’s base salary in accordance with the terms of his existing employment agreement, the actual amount of his 2015 calendar year bonus as though he had remained employed through the time 2015 calendar year bonuses were paid generally, one year of continued welfare benefits, one year to exercise his previously vested Company stock options, and accelerated vesting of certain outstanding Company restricted stock awards.

Christopher J. Speltz. On March 3, 2014, we entered into an employment agreement with Mr. Speltz. Under the terms of his employment agreement, Mr. Speltz will receive an annual base salary as stipulated in the employment agreement and will be eligible for an annual target bonus in accordance with the Company’s management incentive program. The employment agreement also provides that, upon a termination of Mr. Speltz’s employment by the Company without cause (as defined in the employment agreement) or if he terminates his employment due to specific breaches of his employment agreement by us, we will pay a separation payment to Mr. Speltz equal to his base salary and accrued bonus through the termination date, payable within 15 days after the termination date, and one year’s base salary at the then-current rate payable in three equal installments; one-third payable four months after the termination date; one-third payable six months after the termination date; and one-third payable twelve months after the termination date. The employment agreement contains restrictive covenants related to nondisparagement, noncompetition, and nonsolicitation. The noncompetition and nonsolicitation obligations apply for one year following Mr. Speltz’s termination of employment.

The termination benefits that each named executive officer may be entitled to receive are more fully described in “—Payments upon Termination or Change of Control” below.

Equity Grant Policy

In March 2016, we amended and restated our Equity Grant Policy, which changes the timing of the grant of equity awards. Pursuant to the Equity Grant Policy, annual grants will be made with an effective date of the 11th day following the Company’s earnings release (or March 15th, if earlier) with respect to grants occurring in 2016 and thereafter. With respect to off-cycle grants to current employees, such grants will be effective the first business day of the month following the date on which such grant was approved, unless the grant was approved on the first business day of the month, in which case the grant date will be the date the grant is approved. With respect to grants to newly hired employees, the date of grant is the first business day of the month after the start date, unless the start date is the first business day of a month, in which case it is granted as of the start date.

Section 162(m)

Transition provisions under Section 162(m) of the Internal Revenue Code applied to certain compensation arrangements that were adopted by us before our initial public offering in 2011. These transition provisions generally expired as of our 2015 annual meeting, although they will still apply to incentive awards granted prior to that meeting. We have adopted the 2015 Equity Compensation Plan and Short-Term Incentive Plan, which are designed to maximize our ability to grant incentive compensation that qualifies for the performance-based exception to Section 162(m) of the Internal Revenue Code. In general, we attempt to structure our compensation arrangements with a view towards maximizing the deductibility of compensation under Section 162(m) of the Internal Revenue Code. However, the Compensation Committee takes into consideration other factors, together with Section 162(m) considerations, in making executive compensation decisions and may, in certain circumstances, approve and authorize compensation that is not fully tax deductible.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed it with the Company’s management. Based on the Compensation Committee’s review and discussions with management, the Compensation Committee has determined that the Compensation Discussion and Analysis be included in this Proxy Statement.

Michael Kelly

Christine Petersen

Richard Pinola

Summary Compensation Table

The following summary compensation table and related footnotes present the compensation during fiscal years’ 2013, 2014, and 2015 provided to our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards(1)(2)(3)(4) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)
Kenneth S. Esterow, President and Chief Executive Officer	2015	476,827	2,918,188	—	278,300	39,023	3,712,338
	2014	476,827	2,899,970	—	230,048	26,152	3,632,997
	2013	129,808	2,596,250	2,392,500	95,776	2,909	5,217,243

Steven D. Barnhart, Chief Financial Officer(7)	2015	489,135	2,188,650	—	210,597	102,918	2,991,300
	2014	225,000	1,250,005	—	—	15,979	1,490,984

Jeffrey J. Grant, CEO, Bankrate Insurance	2015	351,346	2,001,173	—	132,825	1,657,989	4,143,333
	2014	351,348	1,749,978	—	226,013	56,139	2,383,478

Donaldson M. Ross, CEO, Bankrate.com	2015	403,077	1,702,816	—	151,800	444,580	2,702,273
	2014	401,539	1,749,978	—	258,300	28,684	2,438,501
	2013	387,019	664,650	—	275,985	34,590	1,362,244

Christopher J. Speltz, CEO, Bankrate Credit Cards	2015	351,346	1,361,831	—	132,825	39,036	1,885,038
	2014	351,347	1,749,978	—	226,013	16,180	2,343,518

(1)	Represents the aggregate grant date fair values of awards granted during the fiscal years ended December 31, 2015, 2014, and 2013, computed in accordance with FASB ASC 718, except that the 2014 performance shares and the 2015 performance shares are valued at target achievement levels, which are greater than the amounts computed in accordance with FASB ASC 718. For a discussion of valuation assumptions used in calculating the amounts for fiscal years 2015, 2014, and 2013, see Note 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
(2)	For fiscal year 2015, the “Stock Awards” column in the table above reflects the grant date fair value for both grants of restricted stock and grants of performance shares awarded to our named executive officers during that period. As noted above, however, the value of the performance shares for 2015 has been determined based on an assumed vesting at target levels. The following is the maximum grant date fair value for the performance share awards granted in fiscal year 2015 for each of the following named executive officers if, due to the Company’s performance during the applicable performance cycle, the performance shares vest at their maximum level: Mr. Esterow, $3,064,098; Mr. Barnhart, $2,298,076; Mr. Grant, $1,429,908; Mr. Ross, $1,429,908; and Mr. Speltz, $1,429,908. For Mr. Ross, it also reflects the incremental fair value of his option and restricted stock awards, computed as of the modification date in accordance with FASB ASC Topic 718, that vested or were modified in connection with his separation from service. This incremental fair value was equal to $340,985. For Mr. Grant, it also reflects the incremental fair value of his option, restricted stock and performance share awards, computed as of the modification date in accordance with FASB ASC Topic 718, that vested or were modified pursuant to his Retention Bonus and Incentive Award letter agreement. This incremental fair value was equal to $639,342. For further discussion of these award modifications, see “—Employment Agreements—Jeffrey J. Grant” and “—Employment Agreements—Donaldson M. Ross” elsewhere in this Proxy Statement.
(3)

For fiscal year 2014, the “Stock Awards” column in the table above reflects the grant date fair value for both grants of restricted stock and grants of performance shares awarded to our named executive officers other than Mr. Barnhart during that period. As noted above, however, the value of the performance shares for 2014 has been determined based on an assumed vesting at target levels. The following is the maximum grant date fair value for the performance share awards granted in fiscal year 2014 for each of the following named executive officers if, due to the Company’s performance during the applicable performance cycle, the performance shares vest at their maximum level: Mr. Esterow, $3,044,976; Mr. Grant, $1,837,489; Mr. Ross, $1,837,489; and Mr. Speltz, $1,837,489. As discussed in “—Compensation Discussion and Analysis—Long-Term Incentive Compensation—Vesting of 2014 Performance Shares” elsewhere in this Proxy Statement, performance shares granted in 2014 vested at 60.59% of target.
(4)	The 2013 performance shares are valued based on an assumption of zero achievement, which is the performance the Company believed as of the grant date was most likely to be achieved under the grants, which was utilized for FASB ASC 718 purposes, and which is in fact the level ultimately achieved. The following is the maximum grant date fair value for the performance share awards granted in fiscal year 2013 that would have been applicable for each of the following named executive officers if, due to the Company’s performance during the applicable performance cycle, the performance shares had vested at their maximum level: Mr. Ross, $1,329,900.
(5)	For 2015, represents the total bonus payments received by each of our named executive officers under the Short-Term Incentive Plan and the 2015 Management Incentive Program thereunder. See “—Named Executive Officer Compensation—Incentive Cash Bonuses” elsewhere in this Proxy Statement.
(6)	Amounts in this column relate to the named executive officers receiving a 401(k) safe harbor contribution and participation in our executive health program, as well as participation by Messrs. Grant, Ross and Speltz in a financial planning benefit, and commuting reimbursement for Mr. Barnhart for travel and lodging in connection with trips from his Chicago residence to our New York office and for Mr. Grant for travel and lodging in connection with trips from his California residence to our Denver office. The aggregate cost to the Company in 2015 of the reimbursements for travel and lodging for Mr. Barnhart was $72,506 and for Mr. Grant was $38,710. In connection with his separation from the Company, Mr. Ross will receive a severance payment of $400,000. In connection with the sale of our insurance business, Mr. Grant will receive a retention and incentive bonus and severance payments of $1,575,000. For further discussion of these payments to Messrs. Ross and Grant, see “—Employment Agreements—Jeffrey J. Grant” and “—Employment Agreements—Donaldson M. Ross” elsewhere in this Proxy Statement.
(7)	Mr. Barnhart was appointed Senior Vice President and Chief Financial Officer on a non-interim basis effective as of March 12, 2015.

Grants of Plan-Based Awards in 2015

The table below provides information regarding equity and non-equity awards granted to Bankrate’s named executive officers in 2015.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kenneth S. Esterow	2/2/2015	275,000	550,000	1,100,000
Kenneth S. Esterow	2/2/2015				79,982	159,963	239,945		—
Kenneth S. Esterow	2/2/2015							68,556	875,460
Steven D. Barnhart	2/2/2015	159,375	318,750	637,500
Steven D. Barnhart	2/2/2015				59,986	119,973	179,959		—
Steven D. Barnhart	2/2/2015							51,417	656,595
Jeffrey J. Grant	2/2/2015	131,250	262,500	525,000
Jeffrey J. Grant	2/2/2015				37,325	74,650	111,974		—
Jeffrey J. Grant	2/2/2015							31,993	408,551
Donaldson M. Ross	2/2/2015	150,000	300,000	600,000
Donaldson M. Ross	2/2/2015				37,325	74,650	111,974		—
Donaldson M. Ross	2/2/2015							31,993	408,551
Christopher J. Speltz	2/2/2015	131,250	262,500	525,000
Christopher J. Speltz	2/2/2015				37,325	74,650	111,974		—
Christopher J. Speltz	2/2/2015							31,993	408,551

(1)	Amounts shown under Estimated Possible Payouts under Non-Equity Incentive Plan Awards represent the minimum, target, and maximum payment level under the management incentive program. If the threshold level is not attained, no bonus is paid under the management incentive program. In addition, under his employment agreement, Mr. Barnhart was guaranteed an annual bonus with respect to the 2015 calendar year equal to $162,432. The excess of the amount reported in the table over $162,432 was earned based on Mr. Barnhart’s target bonus and the 2015 Management Incentive Plan achievement level described in “—Compensation Discussion and Analysis—Named Executive Officer Compensation—Incentive Cash Bonuses” elsewhere in this Proxy Statement, prorated for the portion of the year after the one year anniversary of Mr. Barnhart joining the Company.
(2)	Amounts shown under Estimated Future Payouts under Equity Incentive Plan Awards represent the minimum, target, and maximum payment levels for performance share awards granted in 2015, as described in “—Compensation Discussion and Analysis—Named Executive Officer Compensation—Long-Term Incentive Compensation” elsewhere in this Proxy Statement.
(3)	Amounts represent shares of restricted stock granted to the named executive officer in 2015, as described in “—Compensation Discussion and Analysis—Named Executive Officer Compensation—Long-Term Incentive Compensation” elsewhere in this Proxy Statement.
(4)	Represents the aggregate grant date fair values of awards granted during the fiscal year ended December 31, 2015, computed in accordance with FASB ASC 718. For a discussion of valuation assumptions used in calculating the amounts for fiscal year 2015, see Note 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The value of the performance shares has been determined based on an assumed vesting of 0% of the target performance shares awarded, which is the performance the Company believed as of the grant date was most likely to be achieved under the grants.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information regarding various equity awards held by Bankrate’s named executive officers as of December 31, 2015. Values are computed using a per share price of $13.30 (the closing price of our common stock on the New York Stock Exchange on December 31, 2015).

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Kenneth S. Esterow	140,620	109,380	20.77	10/1/2020
					158,999	2,114,687
							143,182	1,904,314

Steven D. Barnhart					118,322	1,573,683
							59,987	797,820

Jeffrey J. Grant	85,000	—	15.00	6/16/2018
					63,468	844,124
							75,463	1,003,658

Donaldson M. Ross	283,333	—	15.00	6/16/2018
					68,418	909,959
							75,463	1,003,658

Christopher J. Speltz	100,000	—	15.00	6/16/2018
					63,468	844,124
							75,463	1,003,658

(1)	The awards in these columns for our named executive officers other than Mr. Esterow and Mr. Barnhart represent the stock options granted in connection with our initial public offering. The awards in this column for Mr. Esterow represent stock options granted to Mr. Esterow in connection with his hiring. The stock options vest: (i) one quarter on the first anniversary of the date of grant and (ii) the remaining three quarters vest in 36 equal monthly installments thereafter. Mr. Barnhart did not hold any stock options as of December 31, 2015.
(2)	The restricted shares disclosed in this column for our named executive officers other than 54,690 held by Mr. Esterow and 66,905 held by Mr. Barnhart vest in three equal installments on each of the first three anniversaries of the date of grant, subject to continued employment through the applicable vesting date. The 54,690 shares of restricted stock held by Mr. Esterow are subject to monthly vesting in equal amounts over the 36-month period following September 9, 2014. The 66,905 shares of restricted stock held by Mr. Barnhart vest in five equal installments on each of the first five anniversaries of March 12, 2015, subject to his continued employment through each such anniversary.
(3)	The awards in these columns represent performance shares granted during 2014 and 2015 (with share and payout amounts computed based on threshold performance levels). As discussed in “—Compensation Discussion and Analysis—Long-Term Incentive Compensation—Vesting of 2014 Performance Shares” elsewhere in this Proxy Statement, performance shares granted in 2014 vested at 60.59% of target.

Option Exercises and Stock Awards Vested in 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kenneth S. Esterow	—	—	49,666	615,967
Steven D. Barnhart	—	—	33,453	394,188
Jeffrey J. Grant	—	—	21,014	269,285
Donaldson M. Ross	—	—	25,964	331,853
Christopher J. Speltz	—	—	21,014	269,285

Pension Benefits

None of our named executive officers participate in defined benefit pension plans.

Nonqualified Deferred Compensation

None of our named executive officers participate in nonqualified deferred compensation plans.

Payments upon Termination and Change of Control

Payments upon Termination without Cause or Resignation for Good Reason

Pursuant to our employment agreements with Messrs. Esterow, Barnhart and Speltz, in the event that we terminate the employment of any of these named executive officers without “cause,” or, if they resign for “good reason,” in the case of Messrs. Esterow and Barnhart, or a constructive termination in the case of Mr. Speltz, the applicable named executive officer would be entitled to any accrued bonus through the effective date of his termination of employment, payable within 15 days of the effective termination date, and a separation payment equal to one year’s base salary, at the then-current base salary rate, payable in three equal installments: one-third payable four months after the termination date (55 days in the case of Mr. Esterow); one-third payable six months after the termination date; and one-third payable 12 months after the termination date.

In addition, Mr. Esterow’s employment agreement provides that in the event he is terminated by Bankrate without “cause” or he resigns for “good reason,” all the outstanding unvested stock incentive awards granted to him under the employment agreement will become vested. Mr. Barnhart’s letter agreement provides that the unvested portion of the shares of restricted stock pursuant to his interim period grant will fully vest upon his termination without “cause” following a “change of control” (as defined below) and the unvested portion of his shares of restricted stock pursuant to his long-term grant will vest as to the next tranche scheduled to vest upon his termination without “cause” or his resignation for “good reason.”

For these purposes, the term “cause” generally means, the applicable named executive officer’s (a) material breach of his or her employment agreement; (b) dishonesty or fraud; (c) willful or negligent insubordination; (d) conviction of, or guilty plea to, a felony or crime involving moral turpitude; or (e) resignation (other than in the case of Mr. Esterow). Termination without “cause” generally means any termination other than for “cause” and other than in the event of death or a mental or physical disability, which prevents the executive from performing his or her duties for an extended period of time.

For purposes of Messrs. Esterow’s and Barnhart’s agreements, “good reason” generally means (i) the failure by Bankrate to pay to the executive the compensation or perform any other obligation due to him under his employment agreement or any initial equity grant agreements; (ii) the failure by Bankrate to allow the executive to participate in Bankrate’s employee benefit plans generally available from time to time to Bankrate executives; (iii) the failure of any successor to all or substantially all of the business and/or assets of Bankrate to assume the employment agreement; (iv) relocation of the executive to an office greater than 30 miles from the current location of the executive’s principal office without his consent; (v) reduction of the executive’s title, or material reduction of the executive’s duties or responsibilities with Bankrate; or (vi) in the case of Mr. Barnhart, a material reduction by the Company in Mr. Barnhart’s base salary or target annual bonus, or a material reduction in Mr. Barnhart’s long-term incentive opportunity to a level that is materially less favorable to Mr. Barnhart than that applicable to the Company’s named executive officers (other than the Chief Executive Officer) as a group generally.

For purposes of Mr. Speltz’s employment agreement, he can terminate his employment and receive severance as described above if Bankrate does not maintain his position and duties, or provide base salary, bonus opportunity, executive benefits, or expense reimbursement in a manner consistent with the terms of his employment agreement.

As noted above, prior to Mr. Barnhart’s appointment as Chief Financial Officer on a non-interim basis, Mr. Barnhart’s compensation and severance benefits were determined under the letter agreement entered into with him upon his appointment as Interim Chief Financial Officer. Under the letter agreement, if Mr. Barnhart’s employment had been terminated by us without cause during the initial term of employment or his employment terminated at the end of the transitional period following the initial term (other than as a result of him declining an offer to serve as Chief Financial Officer on a non-interim basis), he would have been entitled, subject to his execution and non-revocation of a release of claims, to a lump sum cash severance payment of $375,000 and the vesting of certain restricted stock awards. These severance benefits would generally not have applied if Mr. Barnhart was offered the Chief Financial Officer position on a non-interim basis prior to the termination of his employment. Mr. Barnhart was appointed Senior Vice President and Chief Financial Officer on a non-interim basis on March 12, 2015 and entered into the employment agreement described above, which superseded his letter agreement. See “—Compensation Discussion and Analysis—Employment Agreements—Steven D. Barnhart” elsewhere in this Proxy Statement.

Payments upon Termination for Cause, Resignation, Death, or Disability

Pursuant to employment agreements entered into with Messrs. Esterow, Barnhart, and Speltz, in the event of a termination with “cause” or resignation for no reason, death or disability, each named executive officer would be entitled to any accrued bonus through the effective date of the termination, payable within 15 days of the effective termination date.

Payments upon a Change of Control

All unvested stock options and shares of restricted stock granted prior to 2014 held by named executive officers as of December 31, 2015 would vest immediately upon the consummation of a “change of control” (defined as a covered transaction in the 2011 Equity Compensation Plan).

Effective for restrictive stock and performance share awards granted to our named executive officers in 2014 (and continuing in 2015), we replaced automatic change of control vesting with a “double-trigger” provision that generally provides for vesting in connection with a change of control only if the employment of the applicable employee is terminated without “cause” or resigns for “good reason” following the change of control or if the successor fails to assume the underlying award.

Termination Following a Change of Control

None of our executive officers has a change of control agreement with us. However, pursuant to Messrs. Esterow and Barnhart’s employment agreements, in the event that a successor to all or substantially all of our business and/or assets fails to assume the employment agreement, the executive would be permitted to resign for “good reason.”

Upon a termination of employment without “cause” following a change of control, our named executive officers other than Mr. Esterow would be entitled to the same severance benefits under their respective employment agreements as if the termination of employment had occurred independent of a change of control (see “—Payments upon Termination without Cause or Resignation for Good Reason”). Mr. Esterow would be entitled to 18 months’ base salary, payable in three installments as described above, if his employment is terminated by Bankrate without “cause” or he resigns for “good reason,” in each case, within one year following a change of control.

The following table reflects estimated payments to our named executive officers that may be made upon termination of employment or a termination of employment in connection with a change of control. The estimated payments in the table are calculated based on the assumption that the hypothetical termination of employment and the hypothetical change of control each occurred on December 31, 2015. Messrs. Ross and Grant, whose employment terminated on December 31, 2015, are not included in this table. For a description of the payments they received in connection with their termination of employment, see “—Employment Agreements—Donaldson M. Ross” and “—Employment Agreements—Jeffrey J. Grant” above.

Name	Scenario	Cash Severance ($)(1)	Stock Options ($)(2)	Restricted Stock ($)(2)	Performance Shares ($)(2)	Total ($)
Kenneth S. Esterow	Resignation without Good Reason	—	—	—	—	—
	Resignation with Good Reason	475,000	—	727,377	—	1,202,377
	Involuntary Termination Not for Cause	475,000	—	1,199,059	1,049,060	2,723,119
	Involuntary Termination for Cause	—	—	—	—	—
	Involuntary Termination Not for Cause or Resignation for Good Reason Following Change of Control	712,500	—	2,114,687	2,339,348	5,166,534
	Change of Control (No Termination of Employment)	—	—	—	—	—

Steven D. Barnhart	Resignation without Good Reason	—	—	—	—	—
	Resignation with Good Reason	425,000	—	177,967	—	602,967
	Involuntary Termination Not for Cause	425,000	—	410,475	300,968	1,136,443
	Involuntary Termination for Cause	—	—	—	—	—
	Involuntary Termination Not for Cause Following Change of Control	425,000	—	1,573,683	990,574	2,989,256
	Change of Control (No Termination of Employment)	—	—	889,837	—	889,837

Christopher J. Speltz	Resignation	—	—	—	—	—
	Involuntary Termination Not for Cause (including Constructive Termination)	350,000	—	242,229	578,164	1,170,393
	Involuntary Termination for Cause	—	—	—	—	—
	Involuntary Termination Not for Cause or Resignation for Good Reason Following Change of Control	350,000	—	418,618	1,231,018	1,999,635
	Change of Control (No Termination of Employment)	—	—	131,670	—	131,670

(1)	Cash severance amounts are based on base pay using current base salary.
(2)	The calculation of the value of any vesting of stock options, restricted stock, or performance shares is based on a per share price of $13.30 (the closing price of our common stock on the New York Stock Exchange on December 31, 2015). Because the exercise price of outstanding unvested stock options held by our named executive officers as of December 31, 2015 exceeded that amount, no value is attributed to stock options in the table. Amounts shown for performance shares are determined based on an assumed performance achievement level of 60.59% of target for the 2014 performance shares, which was the actual performance as of December 31, 2015, and 62.08% for the 2015 performance shares, which was the actual performance as of December 31, 2015.

Restrictive Covenants

Pursuant to the employment agreements with Messrs. Esterow, Barnhart, Grant, Ross, and Speltz, each executive officer has agreed not to compete with us and not to recruit any of our employees during the term of his employment and for a period of one year thereafter. In addition, each executive officer has also agreed not to disclose any of our confidential information during the term of his employment and thereafter (except for Messrs. Esterow and Ross, who are restricted from disclosing confidential information for a period of three years thereafter) and not to disclose any of our trade secrets for so long as they remain trade secrets. In order to receive the benefits described above in “—Payments upon Termination without Cause or Resignation for Good Reason,” the named executive officers must comply with each of these restrictive covenants and must enter into a separation and release agreement with us releasing us from any and all liability and settling all claims of any kind.

DIRECTOR COMPENSATION

The following table sets forth, for the fiscal year ended December 31, 2015, certain information regarding the compensation for each person in 2015 who was not affiliated with the Company, Apax Partners, L.P., Apax Partners LLP, or their respective affiliates, and who was determined by our Board of Directors to be “independent” under the rules of the New York Stock Exchange (each of whom we refer to as a “Non-Affiliate Director”). Mr. Esterow, who was an employee of Bankrate during 2015, did not receive additional direct compensation for his services as a director. In addition, Messrs. Brody, Stahl, and Truwit, members of our Board of Directors designated by Apax Partners, do not receive compensation for their services as directors.

Per policies in effect in 2015 and that continue to be in effect, our Board of Directors has approved cash retainers to be paid to Non-Affiliate Directors of $50,000 per year. Each Non-Affiliate Director who serves as the Audit Committee chairperson receives an additional annual cash retainer equal to $30,000, each Non-Affiliate Director who serves as the Compensation Committee chairperson receives an additional annual cash retainer equal to $20,000 and each Non-Affiliate Director who serves as the Nominating & Governance Committee chairperson receives an additional annual cash retainer equal to $10,000. Each Non-Affiliate Director who serves as a member of the Audit Committee, other than the chairperson, receives an additional annual cash retainer equal to $10,000, each Non-Affiliate Director who serves as a member of the Compensation Committee, other than the chairperson, receives an additional annual cash retainer equal to $7,000, and each Non-Affiliate Director who serves as a member of the Nominating & Governance Committee, other than the chairperson, receives an additional annual cash retainer equal to $4,000. The cash retainers for service on the Board of Directors and committees are paid in four equal quarterly installments.

Each Non-Affiliate Director who is providing services as a director of the Company as of the annual stockholder meeting of the applicable year will be granted a restricted stock award with respect to a number of shares having a fair market value of $160,600 and which will vest on the first anniversary of grant (which we refer to as an “annual restricted stock award”). The number of shares granted in the 2015 director restricted stock grant was determined by dividing this amount by the average close price of our stock for the 10 trading days preceding the grant date. The policy providing for these grants can be amended or terminated by our Board of Directors at any time.

Upon request, we reimburse directors for travel and lodging expenses that they incur in connection with their attendance at directors’ meetings.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Seth Brody	—	—	—
Kenneth S. Esterow	—	—	—
Michael J. Kelly	84,000	156,215	240,215
Sree Kotay	53,211	156,215	209,426
Peter C. Morse	58,817	156,215	215,032
Bruce Nelson(2)	36,522	156,215	192,737
Christine Petersen	59,532	156,215	215,747
Richard J. Pinola	87,000	156,215	243,215
Christian Stahl(3)	—	—	—
Mitch Truwit	—	—	—

(1)	The amounts included in this column reflect the grant date fair value of restricted stock awards granted to our Non-Affiliate Directors in 2015. The grant date fair value was determined in accordance with FASB ASC Topic 718. See Note 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for an explanation of the assumptions made in valuing these awards.
(2)	Mr. Nelson stepped down from our Board of Directors on August 10, 2015.
(3)	Mr. Stahl stepped down from our Board of Directors on August 10, 2015.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders Agreement

In connection with our initial public offering in 2011, Bankrate entered into the Stockholders Agreement with Ben Holding S.à r.l., those Bankrate directors and executives who hold Bankrate common stock and certain other holders of Bankrate common stock. The Stockholders Agreement provides that Ben Holding S.à r.l. or any of its direct or subsequent transferees (other than pursuant to a widely distributed public sale or open market purchase), which we refer to collectively as the Apax Holders, are entitled to designate nominees for election to our board of directors as follows: (i) a majority of the total number of directors comprising our board of directors for so long as the Apax Holders, directly or indirectly, collectively beneficially own 50% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors; (ii) 30% of the total number of directors comprising our board of directors for so long as the Apax Holders, directly or indirectly, collectively beneficially own 30% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors; and (iii) 15% of the total number of directors comprising our board of directors for so long as the Apax Holders, directly or indirectly, collectively beneficially own 5% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors. Thereafter the Apax Holders will no longer be entitled to designate any nominees for election to the board of directors except pursuant to our general director nomination process generally applicable to all stockholders, which is described below. For purposes of calculating the number of directors that the Apax Holders are entitled to designate pursuant to the formulas described above, any fractional amounts will be rounded up to the nearest whole number and the calculation will be made taking into account the increase in the size of our board of directors (e.g., one and one quarter (1 1/4) directors will equate to two (2) directors). All parties to the Stockholders Agreement are obligated to vote in favor of the Apax Holders’ nominees. In addition, the Apax Holders have the right to remove and replace any or all of its director-nominees at any time and for any reason and to designate any individual(s) to fill any such vacancies.

In addition, (i) for so long as the Apax Holders, directly or indirectly, beneficially own a majority of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors, at the Apax Holders’ option, a majority of the members of each committee of our board of directors will be directors nominated by the Apax Holders, and (ii) for so long as the Apax Holders, directly or indirectly, beneficially own 5% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors, at the Apax Holders’ option, at least one member of each committee of our board of directors will be a director nominated by the Apax Holders, in each case to the extent permitted by law and applicable stock exchange rules. At the option of the Apax Holders, Bankrate will cause the board of directors of any of its subsidiaries (and any committees of such board) to have the same proportionate representation as our board of directors and of each committee of our board of directors.

The Stockholders Agreement also provides that the following actions by us or any of our subsidiaries require the approval of the Apax Holders for so long as the Apax Holders beneficially own, directly or indirectly, at least 35% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors:

•	the hiring and removal of our Chief Executive Officer;

•	any change of control as defined in the Stockholders Agreement or initiating any liquidation, dissolution or winding up or other bankruptcy proceeding;

•	entering into any agreement providing for the acquisition or divestiture of assets for aggregate consideration in excess of $100 million;

•	any issuance of equity securities for an aggregate consideration in excess of $100 million; and

•	declaring any extraordinary dividends or making any pro rata share repurchases.

The Stockholders Agreement also includes registration rights providing that the Apax Holders and Mr. Peter Morse may require registration under the Securities Act of all or any portion of the common stock or certain stock equivalents of Bankrate held by such persons. Bankrate is obligated to effectuate a maximum of four registrations at the request of the Apax Holders on Form S-1 and an unlimited number of registrations on Form S-3, as well as a maximum of two registrations at the request of Mr. Morse on Form S-3. If a registration is demanded, Bankrate must provide written notice to other holders of registerable securities who may then elect to include their registerable securities in such a registration. The Stockholders Agreement also includes “piggyback” registration rights providing that whenever Bankrate proposes to register shares of common stock of Bankrate for its own account or for the account of any holder of registerable securities (other than a registration the primary purpose of which is to register debt securities or in connection with a business acquisition or combination or an employee benefit plan) any holder of registerable securities party to the Stockholders Agreement, including certain of the current directors and executive officers of Bankrate, is entitled to include their shares in the registration, subject to customary cutback provisions. Bankrate will be responsible for all fees and expenses incurred in connection with the filing of a registration statement required under the Stockholders Agreement. Bankrate must also indemnify all holders of registerable securities for any losses incurred or arising out of any untrue or alleged untrue statement of a material fact contained in any registration statement or related document or any violation of any applicable law or regulation applicable to registerable securities in connection with a registration, other than arising out of statements provided by selling stockholders for inclusion in the registration statement or arising primarily out of actions of the selling stockholders.

VCOC Investors’ Rights Agreement

Bankrate is a party to an amended and restated VCOC Investors’ Rights Agreement with Apax US VII, L.P. and Apax Europe VII-A, L.P., which we refer to together as the Apax VCOC Partnerships, and Apax Europe VII-B, L.P., Apax Europe VII-1, L.P., Apax WW Nominees Ltd., and Ben Holding S.à r.l.

Pursuant to the VCOC Investors’ Rights Agreement, so long as an Apax VCOC Partnership directly or indirectly owns stock of Ben Holding S.à r.l., such Apax VCOC Partnerships are entitled to appoint one manager of Ben Holding S.à r.l., which we refer to as the Nominated VCOC Director. So long as the Apax Holders collectively have the right to designate one or more nominees for election to our board of directors, the Apax VCOC Partnerships are entitled to designate certain of such Apax Holders nominees, each of which we refer to as a Bankrate VCOC Director. To the extent permitted by applicable law and securities exchange listing requirements and consistent with the committee representation provisions of the Stockholders Agreement, each Nominated VCOC Director and Bankrate VCOC Director will be entitled to serve on all the committees and subcommittees of the board of directors of Ben Holding S.à r.l. and Bankrate, respectively. Each Apax VCOC Partnership also is entitled to appoint an observer to attend the board meetings of Ben Holding S.à r.l. Moreover, each Apax VCOC Partnership is entitled to receive annual and quarterly consolidated financial statements of Ben Holding S.à r.l., Bankrate, and their respective subsidiaries, and has the right to examine and inspect the properties, books and records, and meet with management of, Ben Holding S.à r.l., Bankrate and their respective subsidiaries.

Director Indemnification Agreement

Bankrate has entered into Director Indemnification Agreements with each of our directors whereby we agreed to fully indemnify and hold harmless each such director if such director was or is a party to, among other things, any threatened, pending or completed action, suit, arbitration, investigation or inquiry, whether civil, criminal, administrative or investigative, by reason of such director’s status as a director, officer, manager, employee, agent or fiduciary of Bankrate. A director will not be indemnified against any claim for which payment has actually been made under any insurance policy or other indemnity provision, for an accounting of profits made from the purchase and sale of securities of Bankrate, in connection with any proceeding initiated by the director or if it is adjudicated that the director failed to act in good faith and in a manner such director reasonably believed to be in, or not opposed to, the best interests of Bankrate. The agreement will last for so long as such director is a director, officer, employee or agent of Bankrate and for so long as such person is subject to any proceeding by reason of such status.

Other Transactions

Bankrate receives consulting services related to research and development from Global Logic, Inc., a portfolio company of funds advised by Apax Partners L.P. We made payments to Global Logic of approximately $278,000 for the year ended December 31, 2015.

Review and Approval of Transactions with Related Persons

The Audit Committee of the Board of Directors, pursuant to its written charter, is charged with the responsibility of reviewing and approving any related person transactions, including those required to be disclosed as a “related person” transaction under applicable federal securities laws. On an annual basis, each director and executive officer is required to complete a questionnaire that requires disclosure of any transactions the director or executive officer, or their immediate family members or associates, may have with us in which the director or executive officer, or their immediate family members or associates, has a direct or indirect material interest. The Audit Committee considers the responses in the questionnaires and other information regarding potential relationships between us and the directors and executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as noted below, the following table sets forth the amount and percent of shares of our common stock that as of April 20, 2016, are deemed under the rules of the SEC to be “beneficially owned” by each member of the Board of Directors, by each nominee for election to the Board of Directors, by each of our executive officers named in the Summary Compensation Table below, by all of our directors and executive officers as a group, and by any person or “group” (as that term is used in the Securities Exchange Act of 1934) known to us to be a “beneficial owner” of more than 5% of the outstanding shares of our common stock as of that date. The information concerning the beneficial ownership of our directors and officers is based solely on information provided by those individuals. Unless otherwise stated, the beneficial owner has sole voting and investment power over the listed common stock or shares such power with his or her spouse.

	Common Stock Beneficially Owned(1)
	Number of Shares of Common Stock	Percentage of Class
Name of Beneficial Owner
Ben Holding S.à r.l.(2)	37,703,694	41.7%
FMR LLC(3)	5,811,520	6.4%
Peter C. Morse(4)	4,265,194	4.5%
Kenneth S. Esterow(4)	685,623	*
Seth Brody(4)	—	—
Michael J. Kelly(4)	51,357	*
Sree Kotay(4)	13,098	*
Christine Petersen(4)	13,098	*
Richard J. Pinola(4)(5)	95,474	*
Mitch Truwit(4)	—	—
Steven D. Barnhart(4)	331,791	*
Christopher J. Speltz(4)	384,717	*
All current executive officers and directors as a group (13 persons)(4)	6,196,177	6.8%

*	Less than 1% of our outstanding common stock
(1)	The percentage of shares owned is based on 90,367,003 shares of Common Stock outstanding as of April 20, 2016.

Shares of Common Stock issuable by us (i) pursuant to options held by the respective persons which may be exercised within 60 days following April 20, 2016 and (ii) upon vesting of restricted stock units that vest by their terms within 60 days after April 20, 2016, are deemed to be outstanding and to be beneficially owned by the person holding such stock options and/or restricted stock units for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The shares issuable by us pursuant to options exercisable within 60 days include: Mr. Esterow, 171,868 shares; Mr. Speltz, 100,000 shares; Mr. Kelly, 18,124 shares; and Mr. Pinola, 28,541 shares; and all executive officers and directors as a group, 393,533 all of which had an exercise price in excess of the $9.49 closing price for our common shares on April 20, 2016. There were no shares of common stock issuable pursuant to vesting of restricted stock units within 60 days after April 20, 2016.

Shares of restricted stock are considered to be outstanding and beneficially owned by the person holding such restricted stock. Shares of performance stock are considered to be outstanding and beneficially owned by the person holding such performance shares, with the number of performance shares determined at maximum value. There are 611,861 performance shares held by executive officers at maximum value. The actual number of performance shares that will vest will depend on the Company’s financial performance during the applicable measurement period, and will be 407,907 shares at target value or will be zero shares if the performance threshold is not achieved.

Shares of common stock issuable pursuant to outstanding performance share unit awards are not considered issued or outstanding, unless distributable within 60 days after April 20, 2016, in which case they are deemed to be outstanding and to be beneficially owned by the person holding such performance share units for the purpose of calculating the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. There were no shares of common stock issuable pursuant to outstanding performance share unit awards distributable within 60 days after April 20, 2016.

(2)	Ben Holding S.à r.l. is beneficially owned by Apax US VII, L.P. (“Apax US VII Fund”) and Apax Europe VII-A, L.P., Apax Europe VII-B, L.P. and Apax Europe VII-1, L.P. (the “Apax Europe VII Funds” and, together, with Apax US VII Fund, “the Apax VII Funds”). Apax Partners, L.P. is an investment advisor to Apax US VII Fund under an investment advisory agreement with Apax US VII Fund. Apax Partners LLP is an investment advisor to Apax Europe VII GP L.P. Inc., a Guernsey incorporated limited partnership.

Apax Europe VII GP L.P. Inc., a Guernsey limited partnership, is the general partner of each of the Apax Europe VII Funds. Apax Europe VII GP Co. Limited, a Guernsey company, is the general partner of Apax Europe VII GP L.P. Inc. Apax Europe VII GP Co. Limited is responsible for the investments and general administration of the Apax Europe VII Funds. The directors of Apax Europe VII GP Co. Limited are Messrs. Andrew Guille, David Staples, Simon Cresswell, Martin Halusa, Nicholas Kershaw and Ms. Denise Fallaize.

Apax US VII GP, L.P., a Cayman Islands exempted limited partnership, is the general partner of the Apax US Fund. Apax US VII GP, Ltd., a Cayman Islands exempted limited company, is the general partner of Apax US VII GP, L.P. Apax Guernsey (Holdco) PCC Limited, as a result of a transfer of John F. Megrue’s 100% equity interests in Apax USVII GP, LTd., owns 100% of the equity interest of Apax US VII GP, Ltd.

The address of Ben Holding S.à r.l. 1-3 Boulevard de la Foire, l-1528 Luxembourg; the address of Apax Europe VII GP Co. Limited, Apax Europe VII GP L.P. Inc. and the Apax Europe VII Funds is Third Floor, Royal Bank Palace, 1 Glategny Esplanade, St. Peter Port, Guersney X0 GY1 2HY; the address of Apax US VII Fund, Apax US VII GP, L.P. and Apax US VII GP, Ltd. is P.O. Box 908GT, Georgetown, Grand Cayman E9 KY1-9002.

(3)	The information set forth in the table as to FMR LLC and Abigail P. Johnson and in this footnote is based solely on a report on Schedule 13G filed with the SEC by FMR LLC and Abigail P. Johnson on February 12, 2016. The address of FMR LLC and Abigail P. Johnson is 245 Summer Street, Boston, Massachusetts 02210. Each of FMR LLC and Abigail P. Johnson reported that it is the beneficial owner of 5,811,520 shares of our common stock, including sole dispositive power of all such shares. FMR LLC reported that it has sole power to vote or direct the vote of 655,140 shares of our common stock. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.
(4)	The address of each director and executive officer of Bankrate is c/o Bankrate, Inc., 477 Madison Avenue, Suite 430, New York, New York 10022.
(5)	Includes 9,034 shares held by Mr. Pinola’s spouse.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and any persons who own more than 10% of our common stock to file reports with the SEC with respect to their ownership of common stock. Directors, executive officers and persons owning more than 10% of our common stock are required to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, all of our applicable directors, officers and beneficial holders of more than 10% of our common stock complied with all of the Section 16(a) reporting requirements applicable to them with respect to transactions during fiscal year 2015.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted the Bankrate, Inc. Code of Business Conduct and Ethics applicable to all officers, directors and employees. The Code of Business Conduct and Ethics is publicly available on the investor relations section of Bankrate’s Web site at investor.bankrate.com.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter adopted by the Board of Directors that is published on the investor relations section of Bankrate’s Web site at investor.bankrate.com. This report reviews the actions taken by the Audit Committee with regard to Bankrate’s financial reporting process during 2015 and particularly with regard to Bankrate’s audited consolidated financial statements as of December 31, 2015 and 2014 and for the three years ended December 31, 2015.

The Audit Committee selects Bankrate’s independent registered public accounting firm and meets with Bankrate’s independent registered public accounting firm to discuss the scope and review the results of the annual audit. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s Charter. The Audit Committee met twenty-seven times during 2015.

Each of the directors that serves on the Audit Committee is “independent” for purposes of the New York Stock Exchange listing standards. That is, the Board of Directors has determined that each member of the Committee has no relationship to Bankrate that may interfere with his independence from Bankrate and its management.

The Audit Committee reviewed Bankrate’s 2015 financial statements and met with both management and Grant Thornton LLP, Bankrate’s independent registered public accounting firm for 2015, to discuss those financial statements. Management represented to us that the financial statements were prepared in conformity with accounting principles generally accepted in the United States of America. The Committee also received from and discussed the written disclosures and the letter from Grant Thornton LLP required by the Public Company Accounting Oversight Board, and has discussed with Grant Thornton LLP their independence. The Audit Committee also discussed with Grant Thornton LLP any matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Oversight Board in Rule 3200 T.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board of Directors approve the inclusion of Bankrate’s audited financial statements in Bankrate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC.

THE AUDIT COMMITTEE

Richard J. Pinola, Chairman

Michael J. Kelly

Christine Petersen

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these Acts.

AUDIT FEES AND RELATED MATTERS

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered and expenses of Grant Thornton LLP for the audits of our annual financial statements and the effectiveness of internal controls for the years ended December 31, 2015 and 2014, and fees billed for other services rendered and expenses of Grant Thornton LLP during 2015 and 2014.

	2014	2015
Audit Fees	$2,100,610	$2,393,903
Audit-Related Fees	—	—
Tax Fees	$110,055	$854,927
All Other Fees	—	—

Fees for audit services include fees associated with the annual audit and the reviews of the Company’s quarterly reports on Form 10-Q for both years ended December 31, 2015 and 2014. In addition, fees for audit services in 2015 include fees associated with the audit of the Company’s insurance business and fees for services performed related to the SEC’s Comment Letter and S-8 filing. Tax fees in 2015 reflect fees associated with tax analysis services in connection with the sale of our insurance business, as well as fees for services associated with research and development tax credits for years 2015 and 2014. Tax fees in 2014 reflect fees for services associated with research and development tax credits for 2014 and 2013. No other fees were billed in 2014 or 2015 for products and services provided by Grant Thornton LLP.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee of the Board of Directors has implemented procedures to ensure that all audit and permitted non-audit services provided to us are pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of an independent accountant for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved, then it must be specifically pre-approved by the Audit Committee before it may be provided by our independent accountant. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members when appropriate.

All of the audit and non-audit related services provided by Grant Thornton LLP to us in 2015 were approved by the Audit Committee by means of specific pre-approvals or otherwise in accordance with the Audit Committee Charter.

STOCKHOLDER PROPOSALS

Rules of the SEC require that any proposal by a stockholder for consideration at the 2017 Annual Meeting of Stockholders must be received by us no later than 120 calendar days before the one-year anniversary of the date of our proxy statement released to stockholders in connection with the 2016 Annual Meeting, or December 29, 2016, if it is to be eligible for inclusion in the proxy materials for our 2017 Annual Meeting of Stockholders. However, in the event that we hold our 2017 Annual Meeting of Stockholders more than 30 days before or 30 days after the one-year anniversary date of the 2016 Annual Meeting, we will disclose the new deadline by which stockholder proposals must be received on Form 10-Q or, if impracticable to do so, by any means reasonably calculated to inform stockholders. Proposals submitted for consideration should be addressed to us at 477 Madison Avenue, Suite 430, New York, New York 10022, Attention: Corporate Secretary. Under applicable SEC rules, we are not required to include stockholder proposals in our proxy materials unless certain other conditions specified in such rules are met.

In order for a stockholder to bring any other business or director nominations before an Annual Meeting of Stockholders, the stockholder must comply with certain conditions set forth in Article II, Sections 12, 13 and 14, of our Second Amended and Restated Bylaws, including delivery of notice to us in sufficient time prior to the Annual Meeting of Stockholders. Pursuant to these provisions, notice of nomination or proposal must be received by us no earlier than 120 days prior, and no later than 90 days prior, to the anniversary of the 2016 Annual Meeting of Stockholders; provided, however, that in the event the date of the 2016 Annual Meeting is more than 30 days earlier or 60 days after the anniversary of the 2016 Annual Meeting of Stockholders, then notice must be received no earlier than 120 days prior, and no later than 90 days prior, to the 2017 Annual Meeting of Stockholders or, if the first public announcement of the date of the 2017 Annual Meeting is less than 100 days prior to such meeting, notice must be received not later than the close of business on the 10th day following the day on which such public announcement was made.

HOUSEHOLDING

If you and other persons in your household own shares of our Common Stock as the beneficial owner, your broker or bank may have given notice that your household will receive only one copy of our annual report and proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable. This practice is known as “householding.” Unless you responded to that notice that you did not wish to participate in householding, you would be deemed to have consented to participating, and only one copy of our annual report and proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, would be sent to your address. This procedure reduces our printing costs and postage fees.

Any stockholder who wishes to receive his or her own set of our annual reports and proxy statements or Notice of Internet Availability of Proxy Materials, as applicable, or who shares an address with another stockholder of Bankrate and together would like to receive only one set of annual disclosure documents, should contact us at 477 Madison Avenue, Suite 430, New York, New York 10022, Attention: Corporate Secretary, being sure to supply the names of all stockholders at the same address, the name of the bank or brokerage firm, and the account number(s). You can also reach us at (917) 368-8600. The revocation of consent to householding should be effective 30 days after the notice is received.

By Order of the Board of Directors,

James R. Gilmartin

Senior Vice President, General Counsel and Corporate

Secretary

VOTE BY INTERNET - www.proxyvote.com
BANKRATE, INC. 477 MADISON AVENUE, SUITE 430 NEW YORK, NY 10022	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E08466-P78822	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BANKRATE, INC.
The Board of Directors recommends you vote FOR Proposals 1 and 2.

1.	To elect four (4) directors to the Board of Directors:

	Class II Nominees with terms expiring at the 2019 Annual Meeting:	For	Withhold

	1a. Kenneth S. Esterow	☐	☐

	1b. Michael J. Kelly	☐	☐

	1c. Sree Kotay	☐	☐

	Class I Nominee with term expiring at the 2018 Annual Meeting:	For	Withhold

	1d. Seth Brody	☐	☐

		For	Against	Abstain

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E08467-P78822

Bankrate, Inc. Annual Meeting of Stockholders on June 20, 2016 This proxy is solicited on behalf of the Board of Directors

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement, each dated April 29, 2016, and does hereby appoint Kenneth S. Esterow, Steven D. Barnhart and James R. Gilmartin, and each of them as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as indicated on the reverse side, all the shares of Common Stock, par value $0.01 per share, of Bankrate, Inc. held of record by the undersigned on April 20, 2016 at the Annual Meeting of Stockholders to be held on June 20, 2016, and any adjournment(s) or postponements(s) thereof, and with discretionary authority as to any and all other matters that may properly come before the meeting.

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure the shares held in your account are represented at the meeting by promptly returning your proxy in the enclosed envelope, or by voting via the Internet or telephone, as described on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. Unless otherwise specified, the shares will be voted “FOR” Proposals 1 and 2 as described in the Proxy Statement. The Proxies are authorized to vote in accordance with their judgment upon all such other matters as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side